SCHEDULE 14A INFORMATION

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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Orexigen Therapeutics, Inc.

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(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

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3344 N. Torrey Pines Court, Suite 200

La Jolla, California 92037

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

Dear stockholder:

The annual meeting of stockholders of Orexigen Therapeutics, Inc. will be held at our corporate headquarters located at 3344 N. Torrey Pines Court, Suite 200, La Jolla, California 92037 on May 27, 2009 at 10:00 a.m. local time, for the following purposes:

1.	Elect two (2) directors for a three-year term to expire at the 2012 annual meeting of stockholders.

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

3.	Transact any other business that may properly come before our annual meeting or any adjournment or postponement of the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

Our board of directors has fixed April 16, 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournment or postponement of the meeting.

All stockholders are cordially invited to attend the annual meeting. Whether or not you expect to attend the annual meeting, please complete, sign and date the enclosed proxy and return it promptly. If you plan to attend the annual meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

By Order of the Board of Directors,

Michael A. Narachi
President, Chief Executive Officer and Director

La Jolla, California

April 29, 2009

Your vote is important. Please vote your shares whether or not you plan to attend the meeting.

3344 N. Torrey Pines Court, Suite 200

La Jolla, California 92037

PROXY STATEMENT FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, MAY 27, 2009

The board of directors of Orexigen Therapeutics, Inc. is soliciting the enclosed proxy for use at the annual meeting of stockholders to be held on May 27, 2009 at 10:00 a.m., local time, at our corporate headquarters located at 3344 N. Torrey Pines Court, Suite 200, La Jolla, California 92037. If you need directions to the location of the annual meeting, please contact us at (858) 875-8600.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 27, 2009.

This proxy statement and our annual report are available electronically at www.orexigen.com/2009proxymaterials.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at the 2009 annual meeting of stockholders. This proxy statement summarizes information related to your vote at the annual meeting. All stockholders who find it convenient to do so are cordially invited to attend the annual meeting in person. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to begin mailing this proxy statement, the attached notice of annual meeting and the enclosed proxy card on or about April 29, 2009 to all stockholders of record entitled to vote at the annual meeting. Only stockholders who owned our common stock on April 16, 2009 are entitled to vote at the annual meeting. On this record date, there were 34, 661,541 shares of our common stock outstanding. Common stock is our only class of stock entitled to vote.

What am I voting on?

There are two proposals scheduled for a vote:

Proposal 1: Election of Two (2) Directors:

•	Louis C. Bock and

•	Joseph S. Lacob

Proposal 2: Ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accountants for the year ending December 31, 2009.

How many votes do I have?

Each share of our common stock that you own as of April 16, 2009 entitles you to one vote.

How do I vote by proxy?

With respect to the election of directors, you may either vote “For” all of the nominees to the board of directors or you may “Withhold” your vote for any nominee you specify. With respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accountants, you may vote “For” or “Against” or abstain from voting.

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy. To vote in person, come to the annual meeting and we will give you a ballot at the annual meeting. To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you properly complete your proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your shares will be voted as recommended by our board of directors. If any other matter is presented at the annual meeting, your proxy (one of the individuals named on your proxy card) will vote in accordance with his or her best judgment. As of the date of this proxy statement, we knew of no matters that needed to be acted on at the meeting, other than those discussed in this proxy statement.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

May I revoke my proxy?

If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the three following ways:

•	you may send in another signed proxy with a later date,

•	you may notify our corporate secretary, Heather Turner, in writing before the annual meeting that you have revoked your proxy, or

•	you may notify our corporate secretary in writing before the annual meeting and vote in person at the meeting.

Can I vote via the Internet or by telephone?

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of holders representing a majority of our outstanding common stock as of April 16, 2009, or approximately 17,330,772 shares, constitutes a quorum at the meeting, permitting us to conduct our business.

What vote is required to approve each proposal?

Proposal 1: Election of Directors. The two nominees who receive the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

Proposal 2: Ratification of Independent Registered Public Accounting Firm. The ratification of the appointment of Ernst & Young LLP must receive “For” votes from the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the annual meeting.

Voting results will be tabulated and certified by our transfer agent, American Stock Transfer & Trust Company.

What is the effect of abstentions and broker non-votes?

Shares of common stock held by persons attending the annual meeting but not voting, and shares represented by proxies that reflect abstentions as to a particular proposal, will be counted as present for purposes of determining the presence of a quorum. Abstentions are treated as shares present in person or by proxy and entitled to vote, so abstaining has the same effect as a negative vote for purposes of determining whether our stockholders have ratified the appointment of Ernst & Young LLP, our independent registered public accounting firm. However, because directors are elected by a plurality of votes cast, abstentions will not be counted in determining which nominees received the largest number of votes at the annual meeting.

Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares. As a result, broker non-votes will not be counted for purposes of determining whether our stockholders have approved the ratification of the appointment of Ernst & Young LLP. In addition, because directors are elected by a plurality of votes cast, broker non-votes will not be counted in determining which nominees received the largest number of votes at the annual meeting.

Who is paying the costs of soliciting these proxies?

We will pay all of the costs of soliciting these proxies. Our directors, officers and other employees may solicit proxies in person or by telephone, fax or email. We will pay our directors, officers and other employees no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses. Our costs for forwarding proxy materials will not be significant.

How do I obtain an Annual Report on Form 10-K?

If you would like a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2008 that we filed with the Securities and Exchange Commission (“SEC”), we will send you one without charge. Please write to:

Orexigen Therapeutics, Inc.

3344 N. Torrey Pines Court, Suite 200

La Jolla, California 92037

All of our SEC filings are also available free of charge in the investor relations section of our website at www.orexigen.com.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the quarter ending June 30, 2009.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class of our directors standing for election each year, generally for a three-year term. You are requested to vote for two nominees for director, whose terms expire at this annual meeting and who will be elected for a new three-year term and will serve until their successors are elected and qualified. The nominees are Louis C. Bock and Joseph S. Lacob.

If no contrary indication is made, proxies in the accompanying form are to be voted for Messrs. Bock and Lacob or in the event that either Mr. Bock or Mr. Lacob is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our board of directors to fill the vacancy. Mr. Bock and Mr. Lacob are currently members of our board of directors.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

For a Three-Year Term Expiring at the

2012 Annual Meeting of Stockholders

Name	Age	Present Position with Orexigen Therapeutics, Inc.
Louis C. Bock	44	Director
Joseph S. Lacob	53	Director

Louis C. Bock has served as a member of our board of directors since April 2005. Mr. Bock is a Managing Director of Scale Venture Partners, a venture capital firm. Mr. Bock joined Scale Venture Partners in September 1997 from Gilead Sciences, Inc., a biopharmaceutical company, where he held positions in research, project management, business development and sales from September 1989 to September 1997. Prior to Gilead, he was a research associate at Genentech, Inc. from November 1987 to September 1989. He currently serves as a director and is a member of the compensation committees for Ascenta Therapeutics, Inc., diaDexus Inc. and Horizon Therapeutics, Inc. Mr. Bock currently serves as a director and serves on the audit committees for Zogenix, Inc. and Horizon Therapeutics, Inc. In addition, Mr. Bock serves on the board of directors of Sonexa Therapeutics, Inc., and also serves on the board of directors of Arizona Technology Enterprises, LLC, a non-profit organization. Mr. Bock is responsible for Scale Venture Partners’ investment in Somaxon Pharmaceuticals, Inc. Mr. Bock received his B.S. in Biology from California State University, Chico and an M.B.A. from California State University, San Francisco.

Joseph S. Lacob has served as a member of our board of directors since January 2004. Since 1987, Mr. Lacob has been a partner at Kleiner Perkins Caufield & Byers, a venture capital firm. Mr. Lacob serves on the board of directors of Align Technology, Inc., as well as several privately held companies, including Opthonix, Inc., Codon Devices, Inc. and TherOx, Inc. Mr. Lacob holds a B.S. in biological sciences from the University of California, Irvine, a Master’s in Public Health from the University of California, Los Angeles and an M.B.A. from the Stanford Graduate School of Business.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Term Expiring at the 2010 Annual Meeting of Stockholders

Name	Age	Present Position with Orexigen Therapeutics, Inc.
Brian H. Dovey	67	Director
Michael F. Powell, Ph.D.	54	Director
Daniel K. Turner III	47	Director

Brian H. Dovey has served as a member of our board of directors since January 2004. Mr. Dovey has been a Partner of Domain Associates, L.L.C., a private venture capital management firm focused on life sciences, since 1988. Since joining Domain, he has served on the board of directors of over 30 private and public companies and has been Chairman of five. Prior to joining Domain, Mr. Dovey spent six years at Rorer Group, Inc. (now part of Sanofi-Aventis), including as president from 1986 to 1988. Previously, Mr. Dovey was president of Survival Technology, Inc., a start-up medical products company. He also held management positions with Howmedica, Inc., Howmet Corporation, and New York Telephone Company. Mr. Dovey has served as both president and chairman of the National Venture Capital Association. He is Chair of the Wistar Institute, a non-profit preclinical biomedical research company. Mr. Dovey serves on the board of directors and is also Co-Dean at the Center for Venture Education (Kauffman Fellows Program). He was also a former board member of the industry associations representing the medical device industry as well as the association representing consumer pharmaceuticals. Mr. Dovey received his B.A. from Colgate University and an M.B.A. degree from the Harvard Business School.

Michael F. Powell, Ph.D. has served as a member of our board of directors since January 2004. Dr. Powell has been a Managing Director of Sofinnova Ventures, Inc., a venture capital firm, since 1997. Dr. Powell was Group Leader of Drug Delivery at Genentech, Inc. from 1990 to 1997. From 1987 to 1990, he was the Director of Product Development for Cytel Corporation, a biotechnology firm. He has been an Adjunct Professor at the University of Kansas and an editorial board member of several pharmaceutical journals. Dr. Powell also serves on the board of directors of Anesiva Pharmaceuticals, Inc., as well as several private companies, including Ocera Therapeutics, Inc., Ascenta Therapeutics, Inc., Anza Pharma Inc. and Intellikine, Inc. He received his B.S. and Ph.D. from the University of Toronto and completed his post-doctorate work at the University of California.

Daniel K. Turner III has served as a member of our board of directors since April 2005. Mr. Turner is a General Partner of Montreux Equity Partners, a position he has held since February 1993. Mr. Turner has 20 years of experience as an entrepreneur, operating manager and venture capitalist. Prior to Montreux, Mr. Turner managed the Turnaround Group for Berkeley International. Previously, Mr. Turner was the founding Chief Financial Officer of Oclassen Pharmaceuticals Inc., a specialty pharmaceutical company focused in dermatology, which merged with Watson Pharmaceuticals, Inc. Mr. Turner started his career with Price Waterhouse. Mr. Turner currently serves as a director of Transcept Pharmaceuticals, Inc., as well as several private companies. Mr. Turner holds a B.S. degree from Sacramento State University (magna cum laude) and attended the MBA program at the Haas School of Business at the University of California, Berkeley, where he has established the Turner Fellowship. Mr. Turner is a Certified Public Accountant.

Term Expiring at the 2011 Annual Meeting of Stockholders

Name	Age	Present Position with Orexigen Therapeutics, Inc.
Eckard Weber, M.D.	59	Chairman of the Board of Directors
Patrick J. Mahaffy	46	Director
Michael A. Narachi	50	President, Chief Executive Officer and Director

Eckard Weber, M.D. is one of our co-founders and has served as a member of our board of directors since our inception in September 2002, and as the chairman of our board of directors since March 2004. From November 2008 to March 2009, Dr. Weber served as our interim President and Chief Executive Officer. Dr. Weber is also a Partner at Domain Associates, L.L.C., a private venture capital management firm focused on life sciences, a position he has held since 2001. Dr. Weber has been a founding chief executive officer and board member of multiple biopharmaceutical companies in the Domain portfolio including Acea Pharmaceuticals Inc., Ascenta Therapeutics, Inc., Calixa Therapeutics, Inc., Cytovia, Inc., Domain AntiBacterial Acquisition Corporation, NovaCardia, Inc., Novacea, Inc., Novalar Pharmaceuticals, Inc., Ocera Therapeutics Inc., Sonexa Therapeutics Inc., Syndax Pharmaceuticals Inc., Tobira Therapeutics, Inc. and Tragara Pharmaceuticals, Inc. Dr. Weber currently serves as interim chief executive officer of Calixa Therapeutics and Sonexa Therapeutics, two seed-stage biopharmaceutical companies. He is chairman of the board at Ascenta Therapeutics, Inc., Calixa

Therapeutics, Ocera Therapeutics Inc., Sequel Pharmaceuticals, Inc., Syndax Pharmaceuticals and Tobira Therapeutics, Inc. Dr. Weber was chairman of the board of Peninsula Pharmaceuticals, Inc. until the company was sold to Johnson & Johnson in 2005, chairman of Cerexa Inc. until the company was sold to Forest Laboratories, Inc. in January 2007, chairman of NovaCardia, Inc. until the company was sold to Merck in September of 2007, and a board member of Conforma Therapeutics Corporation and Cabrellis Pharmaceuticals Corporation until they were sold to Biogen-IDEC, Inc. and Pharmion Corporation, respectively. In addition, Dr. Weber is a board member of BioVascular, Inc. and DiObex, Inc. Until 1995, Dr. Weber was a tenured Professor of Pharmacology at the University of California at Irvine. Dr. Weber holds a B.S. from Kolping College in Germany and an M.D. from the University of Ulm Medical School in Germany.

Patrick J. Mahaffy has served as a member of our board of directors since February 2009. Mr. Mahaffy recently started a new company focusing on acquiring and developing oncology compounds. Mr. Mahaffy previously was a founder of Pharmion Corporation, where he served as President and Chief Executive Officer and a member of its board of directors from its inception in August 1999 through March 2008, when it was acquired by Celgene Corporation. From 1992 through 1998, Mr. Mahaffy was President and Chief Executive Officer of NeXagen, Inc. and its successor, NeXstar Pharmaceuticals, Inc., a biopharmaceutical company. Prior to that, Mr. Mahaffy was a Vice President at E.M. Warburg Pincus and Co. Mr. Mahaffy holds a B.A. in international affairs from Lewis & Clark College and an M.A. in international affairs from Colombia University.

Michael A. Narachi has served as our President and Chief Executive Officer and a member of our board of directors since March 2009. Previously, Mr. Narachi served as Chairman, Chief Executive Officer and President of Ren Pharmaceuticals, Inc., a private biotechnology company, from November 2006 to March 2009. From August 2002 to January 2008, Mr. Narachi served as chairman of the board of directors of Naryx Pharma, Inc., a private pharmaceutical company. In 2004, Mr. Narachi retired as an officer and Vice President of Amgen Inc., a leading therapeutics company, where he served as General Manager of Amgen’s Anemia Business from 1999 to 2003. Mr. Narachi joined Amgen in 1984 and held various positions throughout the organization including: Product Development Team Leader for NEUPOGEN®; Director of Clinical Operations in Thousand Oaks, CA and Cambridge, UK; Vice President of Development and Representative Director for Amgen Japan; Head of Corporate Strategic Planning; Chief Operations Officer of Amgen BioPharma; and Vice President, Licensing and Business Development. He currently serves on the board of directors of Amag Pharmaceuticals, Inc., a publicly traded pharmaceutical company. Mr. Narachi received a B.S. and M.A. degree in Molecular Genetics from the University of California at Davis. He received an M.B.A. from the Anderson Graduate School of Management at University of California, Los Angeles.

Board Independence

Our board of directors has determined that all of our directors are independent directors within the meaning of the applicable NASDAQ Stock Market LLC, or Nasdaq, listing standards, except for Michael A. Narachi, our president and chief executive officer.

Board of Directors Meetings

During the fiscal year 2008, our board of directors met four times, including telephonic meetings, and acted by unanimous written consent four times. In that year, each director, with the exception of Mr. Lacob, attended at least 75% of the aggregate of the meetings held by the board of directors, and each director who is a member of a committee attended at least 75% of the meetings the committees of our board of directors held on which the director served.

COMMITTEES OF THE BOARD OF DIRECTORS

We have three standing committees: the audit committee, the compensation committee and the nominating/corporate governance committee. Each of these committees has a written charter approved by our board of directors. A copy of each charter can be found under the Investor Relations-Corporate Governance section of our website at www.orexigen.com. The members of the committees are identified in the following table.

Director	Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee
Eckard Weber, M.D.	—	—	—
Louis C. Bock	X	—	X (Chairman)
Brian H. Dovey	—	X (Chairman)	X
Joseph S. Lacob	—	X	—
Patrick J. Mahaffy	—	—	—
Michael A. Narachi	—	—	—
Michael F. Powell, Ph.D.	X	—	X
Daniel K. Turner III	X (Chairman)	X	—

Audit Committee

The audit committee of our board of directors currently consists of Messrs. Turner (Chairman) and Bock and Dr. Powell. The audit committee met six times (including telephonic meetings) during fiscal year 2008. Our board of directors has determined that all members of the audit committee are independent directors, as defined in the Nasdaq qualification standards and by Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, our board of directors has determined that Mr. Turner qualifies as an “audit committee financial expert” as that phrase is defined under the regulations promulgated by the SEC. The audit committee is governed by a written charter adopted by our board of directors. The audit committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. The audit committee’s responsibilities include, among other things:

•	selecting and hiring our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies;

•	reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations;

•	preparing the report that the SEC requires in our annual proxy statement; and

•	reviewing and approving any related party transactions and reviewing and monitoring compliance with our code of conduct and ethics.

Both our external auditor and internal financial personnel meet privately with the audit committee and have unrestricted access to this committee.

Report of the Audit Committee of the Board of Directors

The audit committee oversees the company’s financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

The audit committee reviewed with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of the company’s audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the audit committee has discussed with Ernst & Young LLP, its independence from management and the company, has received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Oversight Board regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and has considered the compatibility of non-audit services with the auditors’ independence.

The audit committee met with Ernst & Young LLP to discuss the overall scope of its services, the results of its audit and reviews, its evaluation of the company’s internal controls and the overall quality of the company’s financial reporting. Ernst & Young LLP, as the company’s independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on the company’s reporting. The audit committee’s meetings with Ernst & Young LLP were held with and without management present. The audit committee is not employed by the company, nor does it provide any expert assurance or professional certification regarding the company’s financial statements. The audit committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the company’s independent registered public accounting firm.

In reliance on the reviews and discussions referred to above, the audit committee has recommended to the company’s board of directors that the audited financial statements be included in our annual report for the year ended December 31, 2008. The audit committee and the company’s board of directors also have recommended, subject to stockholder approval, the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2009.

This report of the audit committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

Respectfully submitted,

The Audit Committee of the Board of Directors

Daniel K. Turner III (Chairman)

Louis C. Bock

Michael F. Powell, Ph.D.

Compensation Committee

The compensation committee of our board of directors currently consists of Messrs. Dovey (Chairman), Lacob and Turner. The compensation committee met ten times (including telephonic meetings) during fiscal year 2008. Our board of directors has determined that all members of the compensation committee are independent directors, as defined in the Nasdaq qualification standards. The compensation committee is governed by a written charter approved by our board of directors. The compensation committee’s purpose is to assist our board of directors in determining the compensation and benefit plans for our senior management and directors and recommend these plans to our board of directors. The compensation committee’s responsibilities include, among other things:

•	reviewing and approving compensation and benefit plans for our executive officers and recommending compensation policies for members of our board of directors and board committees;

•	reviewing the terms of offer letters and employment agreements and arrangements with our officers;

•	setting performance goals for our officers and reviewing their performance against these goals;

•	evaluating the competitiveness of our executive compensation plans and periodically reviewing executive succession plans;

•	administering our benefit plans and the issuance of stock options and other awards under our equity incentive plans; and

•	preparing the report that the SEC requires in our annual proxy statement.

Nominating/Corporate Governance Committee

The nominating/corporate governance committee of our board of directors currently consists of Messrs. Bock (Chairman) and Dovey and Dr. Powell. The nominating/corporate governance committee met one time during fiscal year 2008. Our board of directors has determined that all members of the nominating/corporate governance committee are independent directors, as defined in the Nasdaq qualification standards. The nominating/corporate governance committee is governed by a written charter approved by our board of directors. The nominating/corporate governance committee’s purpose is to assist our board by identifying individuals qualified to become members of our board of directors, consistent with criteria set by our board, and to develop our corporate governance principles. The nominating/corporate governance committee’s responsibilities include, among other things:

•	evaluating the composition, size and governance of our board of directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	administering a policy for considering stockholder nominees for election to our board of directors;

•	evaluating and recommending candidates for election to our board of directors;

•	overseeing our board of directors’ performance and self-evaluation process; and

•	reviewing our corporate governance principles and providing recommendations to the board regarding possible changes.

Director Nomination Process

Director Qualifications

In evaluating director nominees, the nominating/corporate governance committee will consider, among other things, the following factors:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	commercialization experience in large pharmaceutical companies;

•	strong finance experience;

•	experience as a board member of another publicly held company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members; and

•	practical and mature business judgment.

The nominating/corporate governance committee’s goal is to assemble a board of directors that brings to the company a variety of perspectives and skills derived from high quality business and professional experience.

Other than the foregoing criteria for director nominees, the nominating and corporate governance committee has not adopted a formal policy with respect to a fixed set of specific minimum qualifications for its candidates for membership on the board of directors. The nominating/corporate governance committee may consider such other facts as it may deem are in the best interests of the company and its stockholders. The nominating/corporate governance committee does, however, believe it is appropriate for at least one, and, preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our board of directors be independent as required under the Nasdaq qualification standards. The nominating/corporate governance committee also believes it is appropriate for our president and chief executive officer to serve as a member of our board of directors.

Identification and Evaluation of Nominees for Directors

The nominating/corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating/corporate governance committee’s criteria for board of directors service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective or expertise.

If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating/corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. The nominating/corporate governance committee generally polls our board of directors and members of management for their recommendations. The nominating/corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The nominating/corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the members of the nominating/corporate governance committee and by certain of our other independent directors and executive management. In making its determinations, the nominating/corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best contribute to the success of our company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating/corporate governance committee makes its recommendation to our board of directors. To date, the nominating/corporate governance committee has not utilized third-party search firms to identify board of director candidates. The nominating/corporate governance committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

The nominating/corporate governance committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. We have not received director candidate recommendations from our stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. We do not intend to treat stockholder recommendations in any manner different from other recommendations.

Under our amended and restated bylaws, stockholders wishing to suggest a candidate for director should write to our corporate secretary. In order to give the nominating/corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2009 annual meeting, the recommendation should be received by our corporate secretary at our principal executive offices in accordance with our procedures detailed in the section below entitled “Stockholder Proposals.”

Director Compensation

Pursuant to our Independent Director Compensation Policy, each member of our board of directors who is not our employee will receive the following cash compensation for board services, as applicable:

•	$25,000 per year for service as a board member;

•	$10,000 per year for service as chairperson of the audit committee and $4,000 per year for service as chairperson of the compensation committee or the nominating/corporate governance committee; and

•	$5,000 per year for service as a member of the audit committee and $2,000 per year for service as a member of the compensation committee or the nominating/corporate governance committee.

We also reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

In addition, pursuant to the Independent Director Compensation Policy, our non-employee directors will receive initial and annual, automatic, non-discretionary grants of nonqualified stock options.

Each person who is initially elected or appointed to our board of directors after the date of our initial public offering, and who is a non-employee director at the time of such initial election or appointment, will receive a nonqualified stock option to purchase 25,000 shares of our common stock on the date of such initial election or appointment. This option grant will vest in equal monthly installments over 36 months following the date of grant, subject to such director’s continuing service on our board of directors through such dates of vesting. In addition, on the date of each annual meeting, each individual who continues to serve as a non-employee director on such date will receive an automatic option grant to purchase an additional 12,500 shares of our common stock. This option grant will vest in equal monthly installments over 12 months following the date of grant, subject to the director’s continuing service on our board of directors through such dates of vesting.

In June 2008, our board of directors determined to treat each non-employee director who was a member of our board of directors at the time of our initial public offering and who continued to be on our board of directors at the date of our 2008 annual meeting of stockholders as though they were newly elected directors. Our 2008 annual meeting of stockholders was the first annual meeting since our initial public offering, and at that time none of the directors had received any options at the time of their appointment to the board of directors or at the time of the initial public offering. As a result, our board of directors granted to each such non-employee director an option to purchase 25,000 shares of our common stock, effective on the date of our 2008 annual meeting of stockholders, in lieu of the option to purchase 12,500 shares of our common stock referenced above. Such option grants are consistent with the compensation policy for new directors and vest in equal monthly installments over 36 months following the date of grant, subject to such director’s continuing service on our board of directors through such dates of vesting.

The exercise price of each option granted to a non-employee director will be equal to 100% of the fair market value on the date of grant of the shares covered by the option. Options will have a maximum term of ten years measured from the grant date, subject to termination in the event of the optionee’s cessation of board service.

Our Independent Director Compensation Policy provides that the options shall be granted under and shall be subject to the terms and provisions of our 2007 equity incentive award plan, or 2007 Plan, and shall be granted subject to the execution and delivery of option agreements.

Summary Director Compensation

The following table summarizes compensation earned by our non-employee directors for 2008.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compen- sation ($)	Total ($)
Eckard Weber, M.D.	25,000	21,508	—	46,508
Louis C. Bock	34,000	21,508	—	55,508
Brian H. Dovey	31,000	21,508	—	52,508
Joseph S. Lacob	27,000	21,508	—	48,508
Patrick J. Mahaffy(2)	—	—	—	—
Michael F. Powell, Ph.D.	32,000	21,508	—	53,508
Daniel K. Turner III	37,000	21,508	—	58,508

(1)	Reflects the dollar amount recognized for financial statement reporting purposes for the relevant year for option awards, as computed in accordance with FAS 123(R), without consideration of forfeitures. These compensation costs reflect option awards granted in and prior to 2008. Valuation assumptions are described in Note 2 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 13, 2009. Each non-employee director received an option to purchase 25,000 shares of our common stock on the date of our 2008 annual meeting of stockholders. The grant date fair value of this award, computed in accordance with FAS 123(R), was $4.45 per share. The aggregate number of shares subject to outstanding stock options held by each non-employee director as of December 31, 2008 was as follows: Dr. Weber, 25,000 shares; Mr. Bock, 25,000 shares; Mr. Dovey, 25,000 shares; Mr. Lacob, 25,000 shares; Dr. Powell, 25,000 shares; and Mr. Turner, 25,000 shares.
(2)	Mr. Mahaffy was elected to our board of directors in February 2009.

Director Attendance at Annual Meetings

Although our company does not have a formal policy regarding attendance by members of our board of directors at our annual meeting, we encourage all of our directors to attend. None of the members of our board of directors attended our annual meeting of stockholders in 2008.

Communications with our Board of Directors

Stockholders seeking to communicate with our board of directors should submit their written comments to our corporate secretary, Orexigen Therapeutics, Inc., 3344 N. Torrey Pines Court, Suite 200, La Jolla, California 92037. The corporate secretary will forward such communications to each member of our board of directors; provided that, if in the opinion of our corporate secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Corporate Governance

Our company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter and Nominating/Corporate Governance Committee Charter are available, free of charge, on our website at www.orexigen.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents as well as our company’s other corporate governance documents, free of charge, to any stockholder upon written request to Orexigen Therapeutics, Inc., 3344 N. Torrey Pines Court, Suite 200, La Jolla, California 92037.

Vote Required; Recommendation of the Board of Directors

If a quorum is present and voting at the annual meeting, the two nominees receiving the highest number of votes will be elected to our board of directors. Votes withheld from any nominee, abstentions and broker non-votes will be counted only for purposes of determining a quorum.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF LOUIS C. BOCK AND JOSEPH S. LACOB. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE ON YOUR PROXY CARD.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee has selected Ernst & Young LLP as the company’s independent registered public accountants for the year ending December 31, 2009 and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited the company’s financial statements since our inception in 2002. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the company’s independent registered public accountants is not required by Delaware law, our amended and restated certificate of incorporation, or our amended and restated bylaws. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if the audit committee determines that such a change would be in the best interests of the company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on Proposal 2 and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether Proposal 2 has been approved.

Independent Registered Public Accountants’ Fees

The following table represents aggregate fees billed to us for services related to the fiscal years ended December 31, 2008 and 2007, by Ernst & Young LLP, our independent registered public accounting firm.

	Year Ended December 31,
	2008	2007
Audit Fees(1)	$361,400	$347,122
Audit Related Fees(2)	—	—
Tax Fees(3)	40,000	—
All Other Fees(4)	1,500	1,500

	$402,900	$348,622

(1)	Audit Fees consist of fees billed for professional services performed by Ernst & Young LLP for the audit of our annual financial statements and review of our registration statements on Forms S-1 and S-8, preparation of comfort letters associated with our initial public offering, follow-on public offering and related services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Audit Related Fees consist of fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. There were no such fees incurred during 2008 or 2007.
(3)	Tax Fees consist of fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning. There were no such fees incurred during 2007.
(4)	All Other Fees consist of fees billed in the indicated year for an annual subscription to Ernst & Young LLP’s online resource library.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

Pre-Approval Policies and Procedures

Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes will be counted toward a quorum but not counted for any purpose in determining whether this proposal has been approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock at March 31, 2009 for:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;

•	each named executive officer;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Orexigen Therapeutics, Inc., 3344 N. Torrey Pines Court, Suite 200, La Jolla, California 92037. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us by the stockholders, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 34,661,541 shares of common stock outstanding on March 31, 2009.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable as of May 30, 2009, which is 60 days after March 31, 2009 . We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Shares Beneficially Owned
Beneficial Owner	Number	Percentage
5% or Greater Stockholders:
Funds affiliated with Domain Associates, L.L.C.(1)	4,120,071	11.9%
One Palmer Square, Suite 515 Princeton, NJ 08542

Funds affiliated with Sofinnova Venture Partners VI, L.P.(2)	2,781,254	8.0
140 Geary Street, Tenth Floor
San Francisco, CA 94108

Scale Venture Partners II, LP(3)	2,725,084	7.9
950 Tower Lane, Suite 700 Foster City, CA 94404

Funds affiliated with Kleiner Perkins Caufield & Byers(4)	2,648,214	7.6
2750 Sand Hill Road Menlo Park, CA 94025

FMR LLC(5)	2,557,244	7.4
82 Devonshire Street Boston, MA 02109

	Shares Beneficially Owned
Beneficial Owner	Number	Percentage
Directors and Executive Officers:
Michael A. Narachi	—	—
Graham K. Cooper(6)	297,394	*
Eduardo Dunayevich, M.D.(7)	208,683	*
Ronald P. Landbloom, M.D.(8)	135,691	*
Heather D. Turner(9)	99,689	*
Eckard Weber, M.D.(10)	817,639	2.4
Louis C. Bock(3)	2,725,084	7.9
Brian H. Dovey(1)	4,147,838	12.0
Joseph S. Lacob(4)	2,669,039	7.7
Patrick J. Mahaffy(11)	2,083	*
Michael F. Powell, Ph.D.(2)	2,788,894	8.0
Daniel K. Turner III(12)	1,706,351	4.9
Executive officers and directors as a group (14 persons)(13)	15,725,340	44.2

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)	Includes 3,543,832 shares of common stock held by Domain Partners V, L.P., 83,975 shares of common stock held by DP V Associates, L.P., 482,064 shares held by Domain Partners VII, L.P., 8,237 shares held by DP VII Associates and 1,963 share of common stock held by Domain Associates, L.L.C. The voting and disposition of the shares held by Domain Partners V, L.P. and DP V Associates, L.P. is determined by the managing members of One Palmer Square Associates V, L.L.C., the general partner of Domain Partners V, L.P. and DP V Associates, L.P. The voting and disposition of the shares held by Domain Partners VII, L.P. and DP VII Associates, L.P. is determined by the managing members of One Palmer Square Associates VII, L.L.C., the general partner of Domain Partners VII, L.P. and DP VII Associates, L.P. The managing members of Domain Associates, L.L.C. share voting and dispositive power with respect to the shares held by Domain Associates, L.L.C. Dr. Weber, the chairman of our board of directors, is an employee of Domain Associates, L.L.C., the manager of Domain Partners V, L.P., Domain Partners VII, L.P., DP V Associates, L.P. and DP VII Associates, L.P. Dr. Weber has no ownership interest, or voting or investment power with respect to the shares held by Domain Partners V, L.P., Domain Partners VII, L.P., DP V Associates, L.P., DP VII Associates, L.P. and Domain Associates, L.L.C. Mr. Dovey, a member of our board of directors, is a managing member of Domain Associates, L.L.C., One Palmer Square Associates V, L.L.C. and One Palmer Square Associates VII, L.L.C., and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Mr. Dovey also directly holds 20,128 shares of common stock and has the right to acquire 7,639 shares pursuant to an outstanding option which is or will be immediately exercisable within 60 days of March 31, 2009. Information regarding these shares is based in part on the Schedule 13G filed by Domain Partners V, L.P. with the SEC on February 6, 2009 and the Forms 4 filed by Mr. Dovey and Dr. Weber with the SEC on June 12, 2008.
(2)	Includes 2,295,251 shares held by Sofinnova Venture Partners VI, L.P., 454,748 shares held by Sofinnova Venture Partners VI GmbH & Co. KG. and 31,255 shares held by Sofinnova Venture Affiliates VI, L.P. The voting and disposition of the shares held by Sofinnova Venture Partners VI, L.P. and Sofinnova Venture Affiliates VI, L.P. are determined by Sofinnova Management VI, L.L.C., which is the general partner of each. The voting and disposition of the shares held by Sofinnova Venture Partners VI GmbH & Co. KG. are determined by Sofinnova Management VI, L.L.C., which is the managing limited partner of Sofinnova Venture Partners VI GmbH & Co. KG. Dr. Powell, a member of our board of directors, is a managing member of Sofinnova Management VI, L.L.C. Dr. Powell disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Dr. Powell also has the right to acquire 7,639 shares pursuant to an outstanding option which is or will be immediately exercisable within 60 days of March 31, 2009. Information regarding these shares is based in part on the Schedule 13G filed by Sofinnova Venture Partners VI, L.P with the SEC on February 13, 2009 and the Form 4 filed by Dr. Powell on June 12, 2008.

(3)	The voting and disposition of the shares held by Scale Venture Partners II, LP is determined by the action of five of the six managers of Scale Venture Management II, LLC, the ultimate general partner of Scale Venture Partners II, LP. Mr. Bock is one of the managers of Scale Venture Management II, LLC and as such has a pecuniary interest in such shares, but has no sole voting or investment power with respect to such shares. Mr. Bock disclaims beneficial ownership of the shares held by Scale Venture Partners II, LP, except to the extent of his proportionate pecuniary interest therein. Mr. Bock also has the right to acquire 7,639 shares pursuant to an outstanding option which is or will be immediately exercisable within 60 days of March 31, 2009. Information regarding these shares is based in part on the Schedule 13G/A filed by Scale Venture Management II, LLC with the SEC on February 10, 2009 and the Form 4 filed by Mr. Bock on June 13, 2008.
(4)	Includes 2,575,572 shares beneficially held by Kleiner Perkins Caufield & Byers X-A, L.P. and 72,642 shares beneficially held by Kleiner Perkins Caufield & Byers X-B, L.P., and excludes 1,102,407 shares held in other entities affiliated with Kleiner Perkins Caufield & Byers as to which neither Kleiner Perkins Caufield & Byers nor Mr. Lacob has voting or dispositive power. Mr. Lacob, a member of our board of directors, is a manager of the general partners of the Kleiner Perkins Caufield & Byers funds and has shared voting and investment power over these shares. Shares are held for convenience in the name of “KPCB Holdings, Inc. as nominee” for the account of entities affiliated with Kleiner Perkins Caufield & Byers and others. KPCB Holdings, Inc. has no voting, dispositive or pecuniary interest in any such shares. Mr. Lacob disclaims beneficial ownership of any of the shares held by the aforementioned entities, except to the extent of his pecuniary interest therein. The Joseph S Lacob Revocable Trust UTA dated July 19, 2007, whose trustee is Mr. Lacob, also directly holds 13,186 shares and Mr. Lacob has the right to acquire 7,639 shares pursuant to an outstanding option which is or will be immediately exercisable within 60 days of March 31, 2009.
(5)	Based on the information provided in a Schedule 13G filed with the SEC on February 17, 2009. According to the Schedule 13G, FMR LLC has sole dispositive power over all such shares and sole voting power over 4,100 shares.
(6)	Mr. Cooper has the right to acquire these shares pursuant to outstanding options which are immediately exercisable, 65,735 of which would be subject to our right of repurchase within 60 days of March 31, 2009.
(7)	Dr. Dunayevich has the right to acquire these shares pursuant to outstanding options which are or will be immediately exercisable within 60 days of March 31, 2009.
(8)	Dr. Landbloom has the right to acquire these shares pursuant to outstanding options which are or will be immediately exercisable within 60 days of March 31, 2009.
(9)	Ms. Turner has the right to acquire these shares pursuant to outstanding options which are or will be immediately exercisable within 60 days of March 31, 2009.
(10)	Includes the right to acquire 7,639 shares pursuant to an outstanding option which are or will be immediately exercisable within 60 days of March 31, 2009.
(11)	Mr. Mahaffy has the right to acquire these shares pursuant to an outstanding option which are or will be immediately exercisable within 60 days of March 31, 2009.
(12)	Includes 999,356 shares of common stock held by Montreux Equity Partners III SBIC, LP and 699,356 shares of common stock held by Montreux Equity Partners II SBIC, LP. The voting and disposition of the shares held by Montreux Equity Partners III SBIC, LP and Montreux Equity Partners II SBIC, LP are determined by Montreux Equity Management III SBIC, LLC and Montreux Equity Management II SBIC, LLC, respectively. Mr. Turner is a managing member of Montreux Equity Management III SBIC, LLC and Montreux Equity Management II SBIC, LLC. Mr. Turner disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Mr. Turner also has the right to acquire 7,639 shares pursuant to an outstanding option which is or will be immediately exercisable within 60 days of March 31, 2009.
(13)	Includes 881,691 shares of common stock subject to outstanding options which are or will be immediately exercisable within 60 days of March 31, 2009, 65,735 of which would be subject to our right of repurchase within 60 days of March 31, 2009.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Our Executive Officers and Key Employees

The following table sets forth certain information about our executive officers and certain key employees as of April 15, 2009:

Name	Age	Position
Executive Officers:
Michael A. Narachi	50	President, Chief Executive Officer and Director
Graham K. Cooper	39	Chief Financial Officer and Treasurer
Eduardo Dunayevich, M.D.	43	Chief Medical Officer
Dennis K. Kim, M.D.	39	Senior Vice President, Corporate Development
Heather D. Turner	36	Vice President, General Counsel and Secretary
Carol A. Baum	50	Vice President of Commercialization
Walter Piskorski	60	Vice President of Technical Operations

Key Employees:
Ronald P. Landbloom, M.D.	62	Vice President of Clinical Development
Margaret Fletcher, M.D.	54	Vice President of Drug Safety

Executive Officers

The biography of Michael A. Narachi can be found under “Proposal 1 — Election of Directors.”

Graham K. Cooper has served as our Chief Financial Officer and Treasurer since May 2006. Previously, Mr. Cooper held the position of Director, Health Care Investment Banking at Deutsche Bank Securities. During his tenure from August 1997 to February 2006 at Deutsche Bank and its predecessor firm Alex. Brown & Sons, he was responsible for executing and managing a wide variety of financing and merger and acquisition transactions in the life sciences field. From August 1992 to January 1995, he worked as an accountant at Deloitte & Touche, where he earned his C.P.A. Mr. Cooper received a B.A. in Economics with highest distinction from the University of California at Berkeley and an M.B.A. from the Stanford Graduate School of Business.

Eduardo Dunayevich, M.D. has served as our Chief Medical Officer since August 2006. Previously, Dr. Dunayevich spent five years with Lilly Research Laboratories where most recently he was a Medical Advisor in the Clinical Neuroscience Program Phase, a position he held from January 2005 to August 2006. At Lilly Research Laboratories, he was responsible for the development of several early phase compounds, overseeing protocol development, clinical trial implementation, data analysis and reporting and adherence to good clinical practice standards. Prior to joining Lilly Research Laboratories, Dr. Dunayevich served as Director of the Clinical Psychobiology Program, Psychobiology Inpatient Unit and Division of Clinical Trials of the Psychotic Disorders Research Program at the University of Cincinnati, a position he held from July 1998 to June 2001. Dr. Dunayevich obtained his M.D. from the Buenos Aires Medical School where he graduated with honors and received residency training in psychiatry at both the Hospital of the Italian Community, Buenos Aires, Argentina and the University of Cincinnati Medical Center.

Dennis K. Kim, M.D. has served as our Senior Vice President of Corporate Development since January 2009. From September 2008 to January 2009, Dr. Kim served as our Senior Vice President, Head of Obesity and Metabolic Diseases. Previously, from August 2007 to September 2008, Dr. Kim was Vice President, Medical Affairs and Chief Medical Officer of EnteroMedics. From March 2001 to August 2007, Dr. Kim held various management positions at Amylin Pharmaceuticals, including Executive Director of Corporate Strategy in 2007 and program medical lead for development and commercialization of Byetta® (exenatide) for treatment of type 2 diabetes from 2003 to 2006. Since 2001, Dr. Kim has served as a Clinical Assistant Professor of Medicine at University of California, San Diego (UCSD). Dr. Kim completed his fellowship in Endocrinology/Metabolism at UCSD focusing on pathophysiology of diabetes and metabolic syndrome. Dr. Kim also received an M.B.A. from UCSD Rady School of Management with emphasis on biotech structure and strategy, and an M.D. from The Chicago Medical School. Dr. Kim completed a residency in internal medicine at Rush Presbyterian-St. Luke’s Medical Center and received a B.S. in Biology from UCLA.

Heather D. Turner has served as our Vice President, General Counsel and Secretary since June 2007. Previously, from July 2005 to June 2007, Ms. Turner worked first as Corporate Counsel and most recently as Associate General Counsel at Conor Medsystems, LLC (previously Conor Medsystems, Inc.), in Menlo Park, California, a company specializing in drug-eluting stents. From 1999 until 2005, Ms. Turner was an associate at Cooley Godward Kronish LLP (formerly Cooley Godward LLP), a national law firm, where she advised public and private companies, investors and board members. At both Conor Medsystems and Cooley Godward, Ms. Turner advised on matters ranging from public reporting, public offerings, securities law compliance, mergers and acquisitions, commercial contracts, board and committee duties and other general corporate matters. Ms. Turner has a B.A. from U.C. Santa Barbara and a J.D. from UCLA School of Law.

Carol A. Baum has served as our Vice President of Commercialization since March 2008. Previously, Ms. Baum served as Vice President of Marketing for Neurocrine Biosciences. During her tenure there from March 2003 to February 2008, she developed the strategic and tactical plan to support the U.S. launch of the company’s lead product candidate. Prior to Neurocrine, Ms. Baum served as a Marketing Director for Aventis Pharmaceuticals (now a part of Sanofi-Aventis), where she developed a promotional campaign and strategic plan to support the launch of one of the company’s drugs. Earlier in her career, Ms. Baum held planning and product managing positions of increasing responsibility at Washington University School of Medicine, G.D. Searle and Fujisawa Healthcare. Ms. Baum holds a B.S. degree in Medical Technology from the University of Colorado and an M.B.A. from Webster University.

Walter Piskorski has served as our Vice President of Technical Operations since November 2007. Previously, he was Vice President, Manufacturing Operations (a title formerly known as Vice President, Outsourcing and Logistics) of Sepracor, Inc., a pharmaceutical company focusing on the treatment of respiratory and central nervous system disorders, from February 1997 to June 2007 and served as a consultant to Sepracor from 1995 to February 1997. Prior to Sepracor, Mr. Piskorski was Vice President, Business Development of Armstrong Pharmaceuticals, Inc. from 1990 to 1995. Mr. Piskorski has a B.S. degree in Chemical Engineering from Rensselaer Polytechnic Institute and an M.B.A. from Syracuse University.

Key Employees

Ronald P. Landbloom, M.D. has served as our Vice President of Clinical Development since December 2008. Previously Dr. Landbloom served as our Vice President of Medical and Regulatory Affairs since September 2006. Prior to that Dr. Landbloom spent over four years with Eli Lilly and Company, where he was the Associate Medical Director for Neuroscience in their U.S. affiliate organization from April 2005 to October 2006. Prior to joining Eli Lilly, Dr. Landbloom had over 20 years of clinical, research and teaching experience within the University of Minnesota affiliated teaching programs, where he served from 1981 to March 2002. He has also held administrative positions while in the U.S. Army Medical Corp. and at several major healthcare institutions including HealthPartners Medical Group and Clinics, and Regions Hospital in Saint Paul, Minnesota. Dr. Landbloom has been the principal investigator on over 80 different research projects in the fields of depression, schizophrenia, dementia, Alzheimer’s disease and obsessive-compulsive disorder. Dr. Landbloom earned his B.S. degree from the University of New Mexico and his M.D. from the University of Minnesota, where he also completed his residency in psychiatry.

Margaret Fletcher, M.D., Ph.D. has served as our Vice President of Drug Safety since April 2009. Previously, from October 2007 to April 2009, Dr. Fletcher was Vice President, Global Safety & Pharmacovigilance of Valeant Pharmaceuticals International. From August 1997 to September 2007, Dr. Fletcher held various management positions at TAP Pharmaceutical Products Inc., including Senior Director of Pharmacovigilance & Pharmacoepidemiology from 2005 to 2006 and Therapeutic Area Head, Licensing from 2006 to 2007. Dr. Fletcher completed her fellowship in Medical Oncology at University of Arizona and Clinical Pharmacology from Northwestern University Medical Center. Dr. Fletcher also completed her Internal Medicine residency at and received her M.D. from Northwestern University Medical Center. Dr. Fletcher received her B.S. from Muhlenberg College and her Ph.D. in biochemistry from University of Chicago.

Compensation Discussion and Analysis

Objectives and Philosophy of Executive Compensation

The compensation committee of our board of directors, composed entirely of independent directors, administers our company’s executive compensation program. The role of the compensation committee is to oversee our company’s compensation and benefit plans and policies, administer its stock plans and review and approve annually all compensation decisions relating to all executive officers. Our company’s compensation programs are designed to:

•	provide competitive total pay opportunities that help attract, retain and reward our senior executives and key employees;

•	establish a direct and meaningful link between our financial results and individual and team performance and compensation; and

•

enhance the officers’ incentive to increase our stock price and maximize stockholder value, as well as reward superior performance, by providing a portion of total compensation opportunities for senior management in the form of direct ownership in our company through stock options.

To achieve these objectives, the compensation committee has implemented compensation plans that tie a substantial portion of the executives’ overall compensation to the company’s performance. As further described below, the compensation committee evaluates individual executive performance with the goal of setting compensation at levels the committee believes are comparable with executives in other companies of similar size and stage of development operating in the biotechnology industry, taking into account our relative performance and our own strategic goals. In order to ensure that we continue to remunerate our executives appropriately, our compensation committee has retained a compensation consultant to review our policies and procedures with respect to executive compensation.

Compensation Determination Process

The compensation committee develops, reviews and approves each of the elements of the executive compensation program of our company as a whole and for our named executive officers individually and regularly assesses the effectiveness and competitiveness of the program.

Each year, the compensation committee reviews the performance of each of our named executive officers during the past year. In connection with this review, the compensation committee reviews and adjusts, as appropriate, annual base salaries for our named executive officers, determines their incentive bonuses relating to prior year performance and approves elements of the incentive bonus program for the current year, including target bonuses, and grants annual retention stock option awards based on performance to our named executive officers and certain other eligible employees. Our senior executives aid the compensation committee by providing annual recommendations regarding the compensation of our named executive officers. The compensation committee also, on occasion, meets with our senior executives to obtain recommendations with respect to the company’s compensation programs and practices generally. The compensation committee considers, but is not bound to accept, management’s recommendations with respect to named executive officer compensation.

Our senior executives attend some of the compensation committee meetings, but the compensation committee also holds executive sessions not attended by any members of management or non-independent directors as needed from time to time. The compensation committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees, other than those responsibilities that may not be delegated under applicable law.

Compensation Consultant

August 2007 Analysis

In August 2007, our compensation committee requested that management solicit proposals from compensation consultants to provide further advice with respect to the total compensation of our executive team members. Management solicited proposals from three separate compensation consultants and recommended that we engage the services of Compensia, Inc., or Compensia, located in San Jose, California. Compensia had not before conducted any business directly with us. After its review of Compensia’s qualifications and proposal, the compensation committee approved this recommendation and Compensia was engaged by us to perform the services as directed.

As background for its review, Compensia interviewed members of our compensation committee and met with certain of our executive officers to obtain historical data and insight into previous compensation practices. In preparing its analysis, Compensia reviewed survey data and industry peer companies of comparable size and revenue as ours. These included companies that had recently completed an IPO and other publicly-traded companies. Our compensation committee took Compensia’s recommendations into consideration in increasing the target bonuses for our named executive officers for fiscal 2007, in making changes to Dr. Tollefson’s base salary and bonus compensation for fiscal 2007 and in evaluating salaries, bonus and equity compensation for executives during the first half of 2008.

The information used by Compensia in performing the August 2007 market compensation comparison analysis included:

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Biotech Employee Development Coalition Survey — A survey of executive compensation levels and practices that covers approximately 91 companies with between 100 and 1,300 employees in San Diego, California.

•

Compensia Proprietary Life Sciences Compensation Survey — A national survey of executive compensation levels and practices that covers 413 companies that range from very small emerging biotechnology to large pharmaceutical companies. Approximately 26% of the companies in the survey have fewer than 50 employees and approximately 37% of the companies in the survey have between 50 and 150 employees.

•

Select Public Market Comparison Group — 19 pharmaceutical and biotechnology companies matched based on industry, future growth prospects and organizational size and structure. These include ACADIA Pharmaceuticals, Acorda Therapeutics, Acura Pharmaceuticals, Affymax, Alexza Pharmaceuticals, Allos Therapeutics, Altus Pharmaceuticals, Amicus Therapeutics, Cadence Pharmaceuticals, CytRx Corporation, Genomic Health, GTx, Novacea, Osiris Therapeutics, Pain Therapeutics, Pharmasset, POZEN, Somaxon Pharmaceuticals and Vanda Pharmaceuticals.

August 2008 Analysis

In 2008, we again engaged the services of Compensia to assist us in designing and evaluating our executive compensation programs. In August 2008, Compensia undertook another market compensation comparison analysis. Our compensation committee took Compensia’s analysis and recommendations into consideration in evaluating salary, bonus and equity compensation decisions for our executives during the second half of 2008.

The information used by Compensia in performing the August 2008 market compensation comparison analysis included:

•

Biotech Employee Development Coalition Survey — A survey of executive compensation levels and practices that covers approximately 91 companies with between 100 and 1,300 employees in San Diego, California.

•

Compensia Proprietary Life Sciences Compensation Survey — A national survey of executive compensation levels and practices that covers 413 companies that range from very small emerging biotechnology to large pharmaceutical companies. Approximately 26% of the companies in the survey have fewer than 50 employees and approximately 37% of the companies in the survey have between 50 and 150 employees.

•

Select Public Market Comparison Group — 19 biopharmaceutical companies matched based on industry, future growth prospects (companies with products in Phase 2 and Phase 3 clinical trials were primarily targeted), organizational size and structure (market capitalization of between $100 million and $1 billion and less than 200 employees) and location (headquartered in the United States). These include ACADIA Pharmaceuticals, Acorda Therapeutics, Affymax, Alexza Pharmaceuticals, Allos Therapeutics, Altus Pharmaceuticals, Amicus Therapeutics, Anesiva, Arena Pharmaceuticals, Cadence Pharmaceuticals, Cypress Bioscience, GTx, MAP Pharmaceuticals, Medivation, NPS Pharmaceuticals, Pain Therapeutics, Pharmasset, VIVUS and Xenoport.

Use of Comparative Data by Compensation Committee

The selected companies in the public company market comparison group are companies that fall within a reasonable range of comparison factors and/or that we may compete with for executive talent. The public company market comparison group was not selected on the basis of executive compensation levels. The public company market comparison group compensation data is limited to publicly available information and therefore does not provide precise comparisons by position as offered by more comprehensive survey data. The survey data, however, can be used to provide pooled compensation data for positions closely akin to those held by each named executive officer. In addition, the pool of senior executive talent from which the company draws and against which it compares itself extends beyond the limited community of our immediate public company comparison group and includes a wide range of other organizations in the biotechnology and pharmaceutical sector outside of the company’s traditional competitors, which range is represented by such surveys. As a result, the compensation committee uses the public company group data on a limited basis to analyze the overall competitiveness of the company’s compensation with its direct publicly traded peers in the United States and its general compensation philosophy and continues to rely on industry survey data in determining actual executive compensation. For purposes of this compensation discussion and analysis, we refer to the foregoing survey and more specific public company group data collectively as our market comparison group.

While the compensation committee considered market compensation information from the foregoing surveys and market comparison group in making its compensation decisions for our named executive officers, as described below, we do not believe that it is appropriate to establish compensation levels solely by reference to market compensation data. Our compensation committee relies upon the judgment of its members in making compensation decisions, after reviewing the performance of the company and carefully evaluating a named executive officer’s performance during the year against established goals, if any, leadership qualities, operational performance, business responsibilities, career with the company, current compensation arrangements and long-term potential to enhance stockholder value. While competitive market compensation paid by other companies is a key factor that the compensation committee considers in assessing the reasonableness of compensation, the compensation committee does not rely entirely on that data to determine named executive officer compensation. Instead, the compensation committee incorporates flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment.

The surveys described above were not compiled specifically for us but rather are databases containing comparative compensation data and information for hundreds of other biotechnology and pharmaceutical companies. The compensation committee therefore reviewed pooled compensation data for positions similar to those held by each named executive officer and the compensation committee was not presented with information about the names of the individual companies included in such surveys and did not review information for individual companies included in such surveys.

Elements of Executive Compensation

Compensation for our named executive officers consists of the following elements: base salary, annual bonus, stock options, benefits programs and change in control/severance agreements. The compensation committee allocates total compensation between cash and equity compensation based on a number of objective and subjective factors, including competitive practices among the market comparison group, the role and responsibilities of the individual executive and the nature of the behaviors the incentives are intended to motivate.

Based on the analyses provided by our compensation consultant and consideration of the foregoing factors, the compensation committee has set the following as targeted guidelines for the elements of compensation for our named executive officers:

•

Base salary: A named executive officer’s annual base salary is intended to be generally aligned with the 50th percentile of base salaries paid to executives holding comparable positions, as determined by reference to our market comparison group and the survey data described above;

•

Total cash compensation (base salary plus targeted bonus): A named executive officer’s total annual cash compensation opportunity, consisting of both base salary and target bonus, is intended to be generally aligned with the 75th percentile of total annual cash compensation opportunities for executives holding comparable positions, as determined by reference to our market comparison group and the survey data described above; and

•

Total long-term incentive compensation (equity): A named executive officer’s total incentive compensation opportunity, representing equity opportunities, is intended to be generally aligned with the 75th percentile of total incentive compensation opportunities for executives holding comparable positions, as determined by reference to our market comparison group and the survey data described above.

Based on the competitive assessment conducted by Compensia at the request of the compensation committee, our stated compensation philosophy for 2008 was generally aligned with the philosophical positioning outlined above. However, in some cases actual executive compensation for 2008 was below these stated objective levels, as more specifically described below.

The compensation levels of the named executive officers reflect to a significant degree their varying roles and responsibilities. During 2008, Dr. Tollefson, in his role as chief executive officer, had the greatest level of responsibility among our named executive officers and, therefore, received the highest level of pay. Dr. Tollefson’s target compensation was higher than that of our other named executive officers because market compensation levels for executive officers vary substantially based upon roles and responsibilities of the individual officer. Dr. Tollefson’s total cash compensation was set against the compensation for other chief executive officers in our market comparison group. As chief executives are generally paid more than the other members of their team, this process resulted in a compensation differential between our chief executive officer and our other named executive officers.

Base Salary. In general, base salaries for our named executive officers are initially established through arms’ length negotiation at the time the executive is hired, taking into account such executive’s qualifications, experience, prior salary and competitive salary information for companies that are comparable to ours. We have entered into employment agreements or employment offer letters with each of our named executive officers setting forth their initial base salaries.

Base salaries of our named executive officers are reviewed annually and adjustments to base salaries are based on the current economic environment, scope of an executive’s responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases also take into account the named executive officer’s current salary and the amounts paid to executive officers in the company’s market comparison group. Base salary determinations are made by reference to the market comparison group information compiled by Compensia and described above under the heading “— Compensation Consultant.” In addition to considering the competitive pay practices of other companies, we also consider the amounts paid to an executive officer’s peers inside our company by conducting an internal analysis which compares the pay of each executive officer to other members of the management team. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility.

In January 2009, the compensation committee set annual base salaries for our named executive officers to be in effect commencing January 1, 2009 through the next annual review. The 2009 base salaries for our named executive officers were as follows:

	Base Salary ($)			Increase Over 2008 Base Salary (%)
Named Executive Officer	2009	2008
Eckard Weber, M.D.(1)	—	—		—
Graham K. Cooper	288,800	288,800		—
Eduardo Dunayevich, M.D.	325,000	265,300	(2)	22.5
Heather D. Turner	265,000	246,800	(2)	7.4
Ronald P. Landbloom. M.D.	257,000	257,000		—

(1)	Dr. Weber did not receive any cash compensation for his service as interim chief executive officer other than the cash compensation to which he was entitled as a member of our board of directors under our Independent Director Compensation Policy.
(2)	In October 2008, Dr. Dunayevich’s base salary was increased from $265,300 to $325,000 and Ms. Turner’s base salary was increased from $246,800 to $265,000.

Based on its analysis, in August 2008 our compensation consultant reported to the compensation committee that the levels of our named executive officer base compensation provided during 2008 were, on average, lower than the 50th percentile of our market comparison group, which is below our compensation committee’s targeted guidelines. The compensation committee, however, determined not to adjust 2008 base salaries for the named executive officers in August 2008 and to make any necessary adjustments at the same time that the compensation committee would consider standard annual increases for cost of living and merit adjustments. However, each of Dr. Dunayevich’s and Ms. Turner’s 2007 base salary was well below the 50th percentile of our market comparison group targeted by our compensation committee. As a result, in October 2008, Dr. Dunayevich’s base salary was increased from $265,300 to $325,000 and Ms. Turner’s base salary was increased from $246,800 to $265,000.

In January 2009, the compensation committee determined not to implement base salary increases for our named executive officers for 2009 as a result of the current economic environment and in an effort to reduce cash expenditures.

The actual base salaries paid to all of our named executive officers for 2008 are set forth in the “Summary Compensation Table” below.

Annual Cash Bonus. In addition to base salaries, our compensation committee has the authority to award annual cash bonuses to our executive officers. It is the compensation committee’s objective to emphasize pay-for-performance and to have a significant percentage of each named executive officer’s total compensation contingent upon the company’s performance, as well as upon his or her individual level of performance and contribution toward the company’s performance. The compensation committee believes that the annual performance bonus provides incentives necessary to retain executive officers and reward them for short-term company performance.

For 2008, the target bonus level for each of our named executive officers was 50% of base salary (60% with respect to our chief executive officer), which level was intended to align our executives’ total cash compensation opportunity (base salary plus bonus) with the 75th percentile of our market comparison group, our targeted compensation guideline. There is no maximum bonus payable to our named executive officers. It is possible that the compensation committee could determine that the company’s or an individual officer’s performance merits total cash compensation in excess of such level and could award bonus compensation above the 50% of base salary target (60% with respect to our chief executive officer). None of our named executive officers were awarded bonuses in excess of their target bonus for 2008. Dr. Weber did not receive a bonus for his service as interim chief executive officer.

While the compensation committee intends to utilize annual bonuses to compensate the named executive officers for outstanding corporate and individual performance, to date bonus determinations have been based on the compensation committee’s subjective assessment of both the company’s and each executive’s individual performance and not on performance relative to specific financial, operational or individual goals. For 2008, the compensation committee did not establish or approve specific corporate or individual performance objectives against which to measure executive performance for such year. Instead, as stated above, the 2008 bonus determinations reflect the recommendation of the interim chief executive officer and members of management and the compensation committee’s personal assessment of performance. Certain executives received their full target bonus due to the compensation committee’s determination that such executives had exceeded expectations during 2008. Dr. Tollefson’s 2008 annual bonus was paid out at target in connection with his resignation in December 2008 and is described below under “— Employment Agreements and Severance Benefits.”

As stated above, the target bonuses for our named executive officers were set to provide total cash compensation for our named executive officers at or near the 75th percentile of our market comparison group, pursuant to the compensation committee’s stated compensation philosophy. However, in January 2009, as a result of the current economic environment and as part of our plans to reduce cash expenditures, our compensation committee determined to pay 2008 bonuses in the form of cash and stock options. Each eligible named executive officer (other than Dr. Tollefson and Dr. Weber) received 50% of his or her 2008 annual bonus in cash and stock options which were granted in January 2009 that had a Black-Scholes value as of the date of grant equal to 60% of his or her 2008 annual bonus. The compensation committee determined that it was appropriate to grant stock options with a value equal to 60% of an executives bonus (as opposed to 50%) to compensate the executives for the additional risk associated with stock options (as opposed to cash). Due to the fact that a portion of the 2008 annual bonuses were not paid in cash, and the fact that certain of our named executive officers’ base salaries were not set at the 50th percentile of our market comparison group during 2008, as described above, our named executives’ total cash compensation was below the 75th percentile level for 2008.

The 2008 annual bonuses for each of our named executive officers are set forth below under the heading “Summary Executive Compensation — Summary Compensation Table.”

Long-Term Incentive Program. We believe that long-term performance will be enhanced through stock option awards that reward our executives for maximizing stockholder value over time and that align the interests of our employees and management with those of stockholders. We use stock options as the primary incentive vehicle for long-term compensation opportunities because:

•

Stock options and the vesting period of stock options attract and retain executives. Because vesting is based on continued employment, our equity-based incentives also facilitate the retention of our named executive officers through the vesting period of the awards.

•

Stock options are performance based. Because all the value received by the recipient of a stock option is based on the growth of the stock price, stock options enhance the executives’ incentive to increase our stock price and maximize stockholder value.

•

Stock options help to provide a balance to the overall executive compensation program as base salary and our annual performance bonus program focus on short-term compensation, while stock options reward executives for increases in stockholder value over the longer term.

Our 2007 equity incentive award plan, or the 2007 plan, authorizes us to grant options to purchase shares of common stock to our employees, directors and consultants. Our compensation committee oversees the administration of our stock option plans. Stock option grants are made at the commencement of employment and, occasionally, following a significant change in job responsibilities or to meet other special retention objectives.

The compensation committee reviews and approves stock option awards to executive officers based upon a review of market comparison group data, survey data, its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. Periodic stock option grants are made at the discretion of the compensation committee to eligible employees and, in appropriate circumstances, the compensation committee considers the recommendations of members of management. In determining the size of the long-term equity incentives to be awarded to our named executive officers, we take into account a number of internal factors, such as the relative scope of their duties, the value of existing long-term incentive awards, individual performance history, prior contributions to the company, the size of prior grants, survey data and market comparison group data. Based upon these factors, the compensation committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

Based on the recommendation of our compensation consultant, the compensation committee intends to implement an annual grant program to ensure that our named executive officers’ equity compensation is competitive with our stated market guidelines (the 75th percentile of our market comparison group) and that the interests of our named executive officers are aligned with those of our stockholders.

In determining the number of stock options to be granted to executives, the compensation committee generally takes into account the percentages of ownership granted to executives in similar positions in the biotechnology industry, the individual’s ownership relative to other executives within the company, the individual’s position, scope of responsibility, ability to positively affect stockholder value, and the individual’s historic and recent performance. Equity target levels for our executives are set based on an evaluation of compensation information for our market comparison group, as described above, and are intended to generally correspond to the 75th percentile of awards for such groups.

Stock options granted by us have an exercise price equal to the fair market value of our common stock on the day of grant. Stock options granted in connection with the commencement of employment typically vest over a four-year period (with 25% vesting 12 months after the vesting commencement date and the remainder vesting ratably each month thereafter based upon continued employment). Stock options granted as annual retention awards typically vest monthly over a four-year period (vesting ratably each month based on continued employment). All stock options generally expire ten years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. The company has never granted stock options with an exercise price that is less than the fair market value of the company’s common stock on the grant date, as determined pursuant to our equity incentive plans. We do not have any security ownership requirements for our named executive officers.

The compensation committee has not granted, nor does it intend in the future to grant, equity compensation awards to employees in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, the compensation committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates.

In August 2008, our compensation committee awarded annual retention stock option awards to each of our named executive officers (other than Dr. Weber). These stock option grants were determined based on the compensation committee’s evaluation of the factors described above and the compensation committee’s concern that the named executive officers’ existing stock option awards, which were generally granted at exercise prices in excess of the then-current trading price of the company’s common stock, were not providing the retention and incentive value that they were originally intended to provide. In addition, our compensation committee was concerned with the prospective timing of the annual grants in December 2008 and the announcement of the results of the first of four of our Phase 3 clinical trials for Contrave® in January 2009. These stock option grants were also designed to bring the equity levels for our named executives generally in line with the 75th percentile of awards for our market comparison group. Each of these stock option grants vests over four years in accordance with our standard vesting schedule for annual retention awards, as described above. These stock option grants are described in more detail below under the heading “Executive Compensation — Grant of Plan-Based Awards.” Dr. Weber did not receive any equity awards for his service as interim chief executive officer other than the stock options granted to him under our Independent Director Compensation Policy for his service as a member of our board of directors.

As discussed above, as part of our plans to reduce cash expenditures, our compensation committee determined to pay 2008 bonuses in the form of cash and stock options. Each named executive officer who was eligible for a bonus received a portion of his or her 2008 annual bonus in cash, other than Dr. Tollefson, whose bonus was paid in cash pursuant to the terms of his resignation agreement and Dr. Weber who did not receive a bonus for his service as interim chief executive officer. Each eligible named executive officer (other than Dr. Tollefson and Dr. Weber) received stock options which were granted in January 2009 and had a Black-Scholes value as of the date of grant equal to 60% of his or her 2008 annual bonus. These stock option awards were as follows:

Named Executive Officer	Option Award (#)
Graham K. Cooper	42,449
Eduardo Dunayevich, M.D.	47,770
Heather D. Turner	38,951
Ronald Landbloom, M.D.	28,331

These stock options vest ratably each month over a one-year period based on continued employment.

Other Compensation.

Welfare Benefits. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our executive officers, including medical, dental, vision and life insurance coverage; however, the compensation committee in its discretion may revise, amend or add to the officer’s executive benefits if it deems it advisable. We have no current plans to change the levels of benefits currently provided to our executives.

Retirement Benefits. We have a 401(k) plan in which substantially all of our employees are entitled to participate. Our 401(k) plan is intended to qualify as a tax qualified plan under the Internal Revenue Code. Employees contribute their own funds, as salary deductions, on a pre-tax basis. Contributions may be made up to plan limits, subject to government limitations. For 2008, this amount is up to $15,500, with an additional $5,000 “catch-up” contribution available for employees fifty years of age and older. Employee contributions are held and invested by the plan’s trustee.

Our 401(k) plan also permits matching and discretionary contributions, subject to established limits and a vesting schedule. Beginning in 2007, we provided a match of 50% of the amount of a participant’s salary deferral, limited to a maximum of 3% of the participant’s compensation for any payroll period and subject to Internal Revenue Service limits. All of our named executive officers other than Dr. Weber participated in the 401(k) plan and received matching funds for 2008.

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Perquisites and Commuting and Relocation Expenses.

In connection with his commencement of employment in May 2006, we agreed to provide Mr. Cooper with certain commuting and temporary housing benefits in connection with his commute to San Diego. Mr. Cooper’s primary residence is in Oakland, California. We generally reimburse expenses of up to $3,000 per month towards such expenses. Our board of directors ratified and approved an additional $1,900 in expense for 2007 and an additional $967 in expense for 2008.

In August 2007, the compensation committee agreed to reimburse Dr. Tollefson up to $100,000 per calendar year for actual airfare expenses incurred in his commute from his principal residence in Indianapolis, Indiana to our headquarters in San Diego, California. After a review of Dr. Tollefson’s total compensation as compared to our market comparison group compensation information, our compensation committee determined that such commuting benefits were reasonable and necessary in order to retain Dr. Tollefson. During 2008, our compensation committee agreed to reimburse Dr. Tollefson for additional commuting expenses required by his health issues and his need to seek regular medical treatment in Indiana. For the year ended December 31, 2008, we reimbursed $210,814 in commuting expenses to Dr. Tollefson. In addition, pursuant to an agreement entered into with Dr. Tollefson at the time of his resignation, we are obligated to reimburse his estate for reasonable and customary relocation expenses in an amount not to exceed $325,000. For a discussion of Dr. Tollefson’s resignation agreement, please see “— Employment Agreements and Severance Benefits” below.

Our board of directors approved an extension of the period of time for which Drs. Dunayevich and Landbloom have to utilize their full relocation benefit to December 31, 2009. These benefits include closing costs on the sale and purchase of a house.

Change in Control and Severance Arrangements. We have entered into employment agreements with each of our named executive officers, which provide change in control and severance arrangements. These severance and change in control benefits and payments are designed to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of the stockholders and our other constituents without undue concern over whether the transactions may jeopardize the executives’ own employment. Furthermore, the payments will provide incentive for the executives to continue to successfully negotiate such transactions from the early stages through closing. Such severance benefits are also designed to alleviate the financial impact of an involuntary termination through salary continuation. We believe that reasonable severance benefits for our executive officers are important because it may be difficult for our executive officers to find comparable employment within a short period of time following certain qualifying terminations.

These agreements are intended to be competitive within our industry and among companies of our size and to attract highly qualified individuals and encourage them to remain with our company. While these arrangements form an integral part of the total compensation provided to these individuals and are considered by the compensation committee when determining executive officer compensation, the decision to offer these benefits did not influence our compensation committee’s determinations concerning other direct compensation or benefit levels. In determining the severance benefits payable pursuant to the executive employment agreements, the compensation committee considered the input of our executives as to what they expected and what level of severance benefits would be sufficient to retain our current executive team and to recruit talented executives in the future. In making the decision to extend the benefits, our compensation committee relied on the assurances of its independent advisor that the programs are representative of market practice, both in terms of design and cost.

The employment agreements are described below under the heading “— Employment Agreements and Severance Benefits.”

Summary Executive Compensation

Summary Compensation Table

The following table provides information regarding the compensation that we paid during the fiscal years ended December 31, 2008, 2007 and 2006 to those persons serving as our principal executive officer and principal financial officer during the fiscal year ended December 31, 2008, each of our other three most highly paid executive officers serving in such capacity as of December 31, 2008, and Mr. McKinney, for whom disclosure would have been required but for the fact that he was no longer serving as an executive officer as of December 31, 2008. These individuals are referred to herein as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Eckard Weber, M.D.	2008	—	—		—	21,508	—	—	25,000	(2)	46,508
Interim President, Chief Executive Officer and Chairman of the Board of Directors

Gary D. Tollefson, M.D., Ph.D.	2008	402,660	255,000		—	2,460,074	—	—	596,039	(3)	3,713,773
Former President, Chief Executive Officer and Member of the Board of Directors	2007 2006	399,238 367,500	267,750 91,875		— —	1,625,285 1,290,037	— —	— —	73,508 29,722	(4) (5)	2,365,781 1,779,134

Eduardo Dunayevich, M.D.	2008	280,225	178,750	(6)	—	733,949	—	—	6,900	(7)	1,199,824
Chief Medical Officer	2007	251,500	132,300		—	558,286	—	—	2,835	(7)	944,921
	2006	94,667	121,896	(8)	—	220,479	—	—	88,248	(9)	525,290

Graham K. Cooper	2008	288,800	158,840	(6)	—	599,695	—	—	43,867	(10)	1,091,202
Chief Financial Office and Treasurer	2007	288,177	147,288		—	434,374	—	—	41,146	(11)	910,985
	2006	154,688	43,134		—	275,277	—	—	22,951	(12)	496,050

Ronald P. Landbloom, M.D.	2008	257,000	106,013	(6)	—	624,676	—	—	23,241	(13)	1,010,930
Vice President of Clinical Development	2007	251,500	113,400		—	556,398	—	—	2,238	(7)	923,536
	2006	80,000	115,781	(8)	—	162,699	—	—	95,268	(14)	453,748

Anthony A. McKinney	2008	285,262	—		—	411,013	—	—	282,392	(15)	978,667
Chief Business Officer	2007	299,704	150,150		—	280,646	—	—	3,378	(7)	733,878
	2006	286,000	231,500	(8)	—	71,466	—	—	200,355	(16)	789,321

Heather D. Turner	2008	251,350	145,750	(6)	—	434,899	—	—	6,900	(7)	838,899
Vice President, General Counsel and Secretary	2007	119,423	58,000		—	200,762	—	—	35,104	(17)	413,289

(1)	Reflects the dollar amount recognized for financial statement reporting purposes for the relevant year for option awards, as computed in accordance with FAS 123(R), without consideration of forfeitures. These compensation costs reflect option awards granted in and prior to the relevant year. Valuation assumptions are described in Note 2 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 13, 2009.
(2)	Represents fees earned or paid in cash to Dr. Weber for his service as a non-employee member of our board of directors.
(3)	Includes $318,751 for severance to be paid in 2009, $210,814 for commuting expenses, including spousal travel, $59,574 for payment of accrued vacation hours and $6,900 for our contribution to the 401(k) savings plan. Dr. Tollefson resigned effective December 10, 2008.
(4)	Includes $67,120 for commuting expenses, including spousal travel, $3,008 for transporting an automobile, $2,780 for our contribution to the 401(k) savings plan and $600 for airline club memberships.
(5)	Includes $25,848 for commuting expenses and $3,874 of relocation expenses.
(6)

For 2008, an amount equal to 60% of each named executive officer’s (other than Dr. Weber) annual bonus (other than Dr. Tollefson’s bonus) was paid in the form of stock options. These stock options were awarded in January 2009 and had a Black-Scholes value on the date of grant equal to 60% of the relevant named executive officer’s total bonus award and will vest as follows: 1/12th of the total number of shares of stock subject to the option will vest on the same day of each one-month period of the officer’s service following the date of grant. The grant date fair value of the stock option awards were as follows: Mr. Cooper, $86,640; Dr. Dunayevich, $97,500; Ms. Turner, $79,500; and Dr. Landbloom, $57,825. The cash portion of the 2008 annual bonus was as follows: Mr. Cooper, $72,200; Dr. Dunayevich, $81,250; Ms. Turner, $66,250; and Dr. Landbloom, $48,188.

(7)	Includes our contribution to the 401(k) savings plan.
(8)	Includes a one-time bonus paid in connection with signing and relocation as follows: Mr. McKinney, $160,000; Dr. Dunayevich, $100,000; and Dr. Landbloom, $100,000.
(9)	Includes $74,424 of relocation expenses, $6,205 for commuting expenses and $7,619 for reimbursement of taxes.
(10)	Includes $36,967 for commuting expenses and $6,900 for our contribution to the 401(k) savings plan.
(11)	Includes $37,898 for commuting expenses and $3,248 for our contribution to the 401(k) savings plan.
(12)	Represents $22,951 for commuting expenses.
(13)	Includes $10,000 of relocation expenses, $6,341 for reimbursement of taxes and $6,900 for our contribution to the 401(k) savings plan.
(14)	Includes $82,796 of relocation expenses, $4,976 for commuting expenses and $7,496 for reimbursement of taxes.
(15)	Includes $228,600 for severance, $46,892 for payment of accrued vacation hours and $6,900 for our contribution to the 401(k) savings plan. Mr. McKinney resigned effective December 5, 2008.
(16)	Includes $165,968 of relocation expenses, $11,117 for commuting expenses, $20,841 for reimbursement of taxes and $2,429 as reimbursement for other expenses.
(17)	Includes $20,685 of relocation expenses, $12,695 for reimbursement of taxes and $1,724 for our contribution to the 401(k) savings plan.

Grants of Plan-Based Awards

All plan-based awards granted to our named executive officers are incentive stock options, to the extent permissible under the Internal Revenue Code. The exercise price per share of each option granted to our named executive officers was equal to the fair market value of our common stock on the date of the grant as determined pursuant to our 2007 plan, which is determined by reference to the closing price per share of our common stock on the date of grant. All options were granted under our 2007 plan, as described below in the section entitled “Employee Benefit and Stock Plans.”

The following table presents information concerning grants of plan-based awards to each of the named executive officers during 2008.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(1)
Eckard Weber, M.D.	6/10/2008	25,000	(2)	8.18	111,128
Gary D. Tollefson, M.D., Ph.D.	8/15/2008	310,000	(3)(4)	11.34	1,926,805
Eduardo Dunayevich, M.D.	8/15/2008	120,000	(3)	11.34	745,860
Graham K. Cooper	8/15/2008	110,000	(3)	11.34	683,705
Ronald P. Landbloom. M.D.	8/15/2008	40,000	(3)	11.34	248,620
Anthony A. McKinney	8/15/2008	50,000	(3)	11.34	310,775
Heather D. Turner	8/15/2008	100,000	(3)	11.34	621,550

(1)	The grant date fair value of the option awards granted to our named executive officers was computed in accordance with FAS 123R. Valuation assumptions are described in Note 2 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 13, 2009.
(2)

The option has a term of ten years and vests in accordance with the following schedule: 1/36th of the total number of shares vest on the first day of each of the immediately following calendar months following the grant date. This option was granted to Dr. Weber in his capacity as a non-employee member of our board of directors. See “— Director Compensation” above.

(3)

The option has a term of ten years and vests in accordance with the following schedule: 1/48th of the total number of shares vest on the first day of each of the immediately following calendar months following the grant date.

(4)	In connection with his resignation in December 2008, the terms of Dr. Tollefson’s outstanding stock options were modified, which modifications included the partial acceleration of vesting of the stock option awards and the extension of the period in which his estate could exercise his stock options for a period of two years after his termination. These modifications are described in detail below in the section entitled “Employment Agreements and Severance Benefits.”

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of December 31, 2008. All options were granted under our 2004 stock plan, or 2004 plan, or our 2007 plan, both of which are described below in the section entitled “Employee Benefit and Stock Plans.”

Name	Option Grant Date	Option Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Eckard Weber, M.D.	6/10/2008	6/10/2008	4,167	20,833	(1)	—	8.18	6/9/2018

Gary D. Tollefson, M.D., Ph.D.	5/27/2005	4/01/2005	174,217	—	(2)	—	.60	5/26/2015
	5/27/2005	4/01/2005	666,666	—	(2)	—	.60	5/26/2015
	9/28/2006	9/28/2006	162,500	37,500	(2)	—	2.00	9/28/2016
	12/20/2007	12/20/2007	40,000	40,000	(2)	—	14.26	12/19/2017
	8/15/2008	8/15/2008	96,875	213,125	(2)	—	11.34	8/14/2018

Eduardo Dunayevich, M.D.	9/28/2006	8/08/2006	127,574	104,167	(4)	—	2.00	9/28/2016
	12/20/2007	12/20/2007	11,750	35,250	(3)	—	14.26	12/19/2017
	8/15/2008	8/15/2008	10,000	110,000	(3)	—	11.34	8/14/2018

Graham K. Cooper	7/12/2006	5/12/2006	246,685	—		—	.70	7/12/2016
	12/20/2007	12/20/2007	11,250	33,750	(3)	—	14.26	12/19/2017
	8/15/2008	8/15/2008	9,166	100,834	(3)	—	11.34	8/14/2018

Ronald P. Landbloom, M.D.	9/28/2006	9/15/2006	85,625	109,375	(4)	—	2.00	9/28/2016
	12/20/2007	12/20/2007	5,000	15,000	(3)	—	14.26	12/19/2017
	8/15/2008	8/15/2008	3,333	36,667	(3)	—	11.34	8/14/2018

Anthony A. McKinney(5)	3/10/2005	01/01/2005	119,222	3,069	(4)	—	0.10	3/10/2015
	9/28/2006	9/28/2006	70,312	54,688	(3)	—	2.00	9/28/2016
	12/20/2007	12/20/2007	11,250	33,750	(3)	—	14.26	12/19/2017
	8/15/2008	8/15/2008	3,124	46,876	(3)	—	11.34	8/14/2018

Heather D. Turner	6/25/2007	6/25/2007	48,750	81,250	(4)	—	15.45	6/24/2017
	12/20/2007	12/20/2007	4,000	12,000	(3)	—	14.26	12/19/2017
	8/15/2008	8/15/2008	8,333	91,667	(3)	—	11.34	8/14/2018

(1)	1/36th of the total number of shares subject to the option vest on the first day of each of the immediately following calendar months following the grant date. The option has a ten year term from the date of grant. This option was granted to Dr. Weber in his capacity as a non-employee member of our board of directors. See “— Director Compensation” above.
(2)	1/48th of the total number of shares subject to the option vest on the first day of each of the immediately following calendar months following the vesting commencement date. The option has a ten year term from the date of grant. In connection with his resignation on December 10, 2008, the terms of Dr. Tollefson’s outstanding stock options were modified, which modifications included the partial acceleration of vesting of the stock option awards and the extension of the period in which his estate could exercise his stock options for a period of two years after his termination. These modifications are described in detail below in the section entitled “Employment Agreements and Severance Benefits.”
(3)	1/48th of the total number of shares subject to the option vest on the first day of each of the immediately following calendar months following the vesting commencement date. The option has a ten year term from the date of grant.
(4)	25% of the total number of shares subject to the option vest at the end of the first year following the vesting commencement date and the remainder vest 1/36th per month thereafter. The option has a ten year term from the date of grant.
(5)	Mr. McKinney resigned effective December 5, 2008.

Option Exercises and Stock Vested at Fiscal Year End

The following table presents certain information concerning the exercise of options by each of the named executive officers during the fiscal year ended December 31, 2008.

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Eckard Weber, M.D.	—	—	—	—
Gary D. Tollefson, M.D., Ph.D.	—	—	—	—
Eduardo Dunayevich, M.D.	8,259	82,590	—	—
Graham K. Cooper	8,259	93,327	—	—
Ronald P. Landbloom, M.D.	45,000	416,250	—	—
Anthony A. McKinney	16,664	198,362	—	—
Heather D. Turner	—	—	—	—

(1)	Amounts realized upon exercise of options are calculated by subtracting the exercise price of the options from the fair market value of the underlying shares on the date of exercise.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. The compensation committee, which is comprised solely of independent directors, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the compensation committee determines that doing so is in our best interests.

Employment Agreements and Severance Benefits

We have entered into employment agreements with each of our executive officers, as described below.

The base salaries of the executives are set forth in the employment agreements. The employment agreements provide that each executive shall be eligible for an annual performance bonus, equal to up to 50% of the executive’s base salary, or 60% with respect to Mr. Narachi, our chief executive officer. Each executive’s employment is at-will.

The employment agreements provide each executive with certain severance benefits. With respect to Mr. Narachi, in the event his employment is terminated by us other than for “cause,” as defined in the employment agreement, at any time other than the period that begins three months prior to the effective date of a change in control and concludes on the date that is 12 months after the effective date of a change in control, he will be entitled to a lump sum cash severance payment equal to 12 months of his annual base salary (as in effect immediately prior to his termination). In addition, in the event Mr. Narachi’s employment is terminated by us other than for cause or by him due to “constructive termination,” as defined in the employment agreement, within the three-month period before the effective date of a change in control and the 12-month period immediately following the effective date of a change in control, he will be entitled to a lump sum cash severance payment equal to 18 months of his annual base salary (as in effect immediately prior to his termination).

With respect to the other executives, in the event his or her employment is terminated by us other than for “cause,” as defined in the agreements, or if his or her employment is terminated by us other than for cause, or by the executive due to constructive termination within the one-month period before the effective date of a change in control and the six-month period immediately following the effective date of a change in control, provided that he or she first executes and does not revoke a general release, each executive will be entitled to continue to receive his or her annual base salary as then in effect for a period of nine months following the date of termination, payable on the regular payroll dates of our company.

The employment agreements also provide that, in connection with a change in control, 50% of the unvested underlying shares of common stock subject to the options held by the executive will become vested and exercisable, or our right of repurchase will expire and lapse with respect to 50% of the shares of common stock then subject to such right of repurchase, as applicable. (Such rights of repurchase provide that our company has the right to repurchase an executive’s shares of our common stock subject to an early exercised stock option upon the executive’s termination of service with us.) Thereafter, remaining shares of common stock subject to such options will vest and become exercisable, or our right of repurchase will expire with respect to any shares of common stock remaining subject to the right of repurchase, as applicable, in equal monthly installments over the 12 months following the effective date of the change in control; provided, however, that in the event that fewer than 12 months remain until an option is fully vested and exercisable, or the right of repurchase has lapsed in full, the vesting period of such option or the lapsing period of the right of repurchase, as applicable, will remain unchanged by the change in control (after giving effect to the accelerated vesting described above). In addition, if the executive’s employment is terminated by us or a successor company of us other than for cause or is terminated by the executive due to constructive termination within the period beginning on the first day of the calendar month immediately preceding the calendar month in which the effective date of a change in control occurs (such period is three months prior to the effective date of a change in control with respect to our chief executive officer) and ending on the last day of the twelfth calendar month following the calendar month in which the effective date of a change in control occurs, then the option will vest and become exercisable, or the right of repurchase will expire, as applicable, in full with respect to all shares of our common stock, as of the date of such termination of employment.

The employment agreements also include standard noncompetition and nonsolicitation covenants on the part of the executives. The employment agreements provide that, during the term of each executive’s employment with us, he or she may not compete with our business in any manner unless approved by our board of directors, except that an executive may own equity positions in which he or she is a passive investor; provided that such passive investments will not require services on the part of the executive which would impair the performance of his or her duties under his employment agreement, and provided further that such other businesses are not engaged in any business competitive to our business. The employment agreements also provide that during the term of each executive’s employment with us and for one year following the executive’s termination of employment with us, the executive may not solicit our customers, employees or consultants. The employment agreements will also reaffirm the executives’ obligations under our standard employee proprietary information and inventions agreement to which each executive is a party.

Under the employment agreement with the chief executive officer, “cause” means, generally, (i) executive’s conviction of or plea of guilty or nolo contendere to any felony or a crime of moral turpitude; (ii) executive’s willful and continued failure or refusal to follow lawful and reasonable instructions of our board of directors or our lawful and reasonable policies; (iii) executive’s continued failure to faithfully and diligently perform the assigned duties of his employment with us or our affiliates, or executive’s persistent and material failure to meet the personal performance objectives set for him by our board of directors; (iv) unprofessional, unethical, immoral or fraudulent conduct by executive; (v) conduct by executive that materially discredits us or any affiliate or is materially detrimental to the reputation, character and standing of us or any affiliate; or (vi) executive’s material breach of his employment agreement, the proprietary information and inventions agreement, or any other contractual, fiduciary, or statutory duty owed to us. An event described in (ii) through (vi) of the preceding sentence will not be treated as “cause” until after executive has been given written notice of such event, failure or conduct and executive fails to cure such event, failure, conduct or breach within 30 days from such written notice; provided, however, that such 30-day cure period shall not be required if the event, failure, conduct or breach is incapable of being cured. Failure of us to meet our financial or performance targets or goals shall not be deemed to be a breach of the events described in (ii) through (vi).

Under the employment agreements with the named executive officers, “cause” means, generally, (i) the executive’s conviction of or plea of guilty or nolo contendere to any felony or a crime of moral turpitude; (ii) the executive’s willful and continued failure or refusal to follow reasonable instructions of our chief executive officer or our board of directors or our reasonable policies, standards and regulations; (iii) the executive’s willful and continued failure or refusal to faithfully and diligently perform the usual, customary duties of his or her employment with us or our affiliates; (iv) unprofessional, unethical, immoral or fraudulent conduct by the executive; (v) conduct by the executive that materially discredits us or any of our affiliates or is materially detrimental to the reputation, character and standing of us or any of our affiliates; or (vi) the executive’s material breach of the proprietary information and inventions agreement to which such executive is a party. An event described under (ii) through (vi) of the preceding sentence will not be treated as “cause” until after the executive has been given written notice of such event, failure or conduct and he or she fails to cure such event, failure, conduct or breach within 30 days from the written notice.

Under the employment agreement with the chief executive officer, “constructive termination” means, generally, executive’s resignation from all positions he then holds with us because of: (i) a material reduction in executive’s authority, duties or responsibilities; (ii) a material diminution in the authority, duties or responsibilities of the supervisor to whom executive is required to report, including a requirement that executive report to a corporate officer or employee instead of reporting directly to the board of directors; (iii) a material reduction in executive’s level of base salary; or (iv) a relocation of executive’s principal place of employment that increases executive’s one-way commute by more than 50 miles (other than reasonable business travel required as part of the job duties associated with executive’s position); provided, however, that (i) such change, reduction or relocation is effected by us without cause and without executive’s consent; (ii) executive first provides us with written notice of the condition described in (i), (ii), (iii) or (iv) above not later than sixty (60) days following its initial occurrence; (iii) we are permitted the opportunity to cure such condition within a period of forty-five (45) days following such written notice; and (iv) executive resigns from employment within thirty (30) days following the end of such cure period, assuming that the condition has not been cured.

Under the employment agreements with the named executive officers, “constructive termination” means, generally, (i) a material reduction in the level of responsibility associated with the executive’s employment with us or any surviving entity (other than a change in job title or officer title); (ii) any material reduction in the executive’s level of base salary; or (iii) a relocation of the executive’s principal place of employment by more than 50 miles (other than reasonable business travel required as part of the job duties associated with the executive’s position); provided, and only in the event that, such change, reduction or relocation is effected by us without cause and without the executive’s consent.

Under the employment agreements, “change in control” means the occurrence of any of the following events:

•

the direct or indirect acquisition by any person or related group of persons (other than the company or a person that directly or indirectly controls, is controlled by, or is under common control with, the company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act) of securities possessing more than 50% of our total combined voting power of outstanding securities pursuant to a tender or exchange offer made directly to our stockholders which our board of directors does not recommend such stockholders to accept;

•

a change in the composition of our board of directors over a period of 36 months or less such that a majority of our board members ceases, by reason of one or more contested elections for board membership, to be comprised of individuals who either (A) have been board members continuously since the beginning of such period, or (B) have been elected or nominated for election as board members during such period by at least a majority of the board members described in clause (A) who were still in office at the time such election or nomination was approved by our board of directors;

•

the consummation of any consolidation, share exchange or merger of us (A) in which our stockholders immediately prior to such transaction do not own at least a majority of the voting power of the entity which survives/results from that transaction (or the parent of such surviving/resulting entity), or (B) in which a stockholder of us who does not own a majority of our voting stock immediately prior to such transaction, owns a majority of our voting stock immediately after such transaction; or

•

the liquidation or dissolution of us or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all our assets, including stock held in subsidiary corporations or interests held in subsidiary ventures.

Resignation Agreement with Dr. Tollefson

On December 4, 2008, Dr. Tollefson resigned from his positions as a member of our board of directors and as our president and chief executive officer. His employment terminated on December 10, 2008. In connection with Dr. Tollefson’s resignation, we entered into a resignation agreement with Dr. Tollefson. On March 31, 2009 Dr. Tollefson passed away. Under the terms of the resignation agreement, upon Dr. Tollefson’s death, his estate received a lump sum severance payment of $318,751. Dr. Tollefson also received a lump sum payment of $255,000 in lieu of his 2008 bonus and his estate is eligible to receive reimbursement for reasonable and customary expenses associated with the sale of his home in Del Mar, CA in an amount not to exceed $325,000. In addition, that portion of Dr. Tollefson’s stock options which would have vested if Dr. Tollefson had remained employed through December 10, 2009 immediately vested and became exercisable. Other than the accelerated vesting, Dr. Tollefson’s options ceased vesting upon his resignation. Dr. Tollefson’s estate will have until December 31, 2010 to exercise such options. In the event of a change in control on or before December 31, 2010, all of Dr. Tollefson’s outstanding options that were unvested as of December 10, 2008 (after giving effect to the accelerated vesting) will vest and become exercisable. In the event that no such change in control occurs on or before December 31, 2010, all of the unvested stock options held by Dr. Tollefson’s estate will terminate on such date.

Separation Agreement with Mr. McKinney

On December 5, 2008, Mr. McKinney resigned from his position as our Chief Business Officer. In connection with his resignation, Mr. McKinney received a lump sum severance payment of $228,600, representing nine months’ base salary, pursuant to the terms of his existing employment agreement.

Potential Payments Upon Termination Without Cause

The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers if his or her employment had been terminated without cause on December 31, 2008. Amounts below reflect potential payments pursuant to the amended employment agreements for such named executive officers.

Name of Executive Officer	Salary Continuation ($)
Eckard Weber, M.D.	—
Gary D. Tollefson, M.D., Ph.D.(1)	—
Eduardo Dunayevich, M.D.	266,250
Graham K. Cooper	216,600
Ronald P. Landbloom, M.D.	192,750
Anthony A. McKinney(2)	—
Heather D. Turner	198,750

(1)	Dr. Tollefson resigned effective December 10, 2008.
(2)	Mr. McKinney resigned effective December 5, 2008.

Potential Payments Upon Termination Due to Change in Control

The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers if his or her employment had been terminated without cause or due to constructive termination upon a change in control on December 31, 2008, assuming that such termination occurred within the period beginning on the first day of the calendar month immediately preceding the calendar month in which the effective date of a change in control occurs and ending on the last day of the twelfth calendar month following the calendar month in which the effective date of a change in control occurs. Amounts below reflect potential payments pursuant to the amended employment agreements for such named executive officers.

Name of Executive Officer	Salary Continuation ($)	Value of Accelerated Equity Awards ($)
Eckard Weber, M.D.	—	—
Gary D. Tollefson, M.D., Ph.D.(1)	—	—
Eduardo Dunayevich, M.D.	266,250	1,391,750
Graham K. Cooper	216,600	1,270,625
Ronald P. Landbloom. M.D.	192,750	898,615
Anthony A. McKinney(2)	—	—
Heather D. Turner	198,750	1,031,840

(1)	Dr. Tollefson resigned effective December 10, 2008. Pursuant to his resignation agreement, Mr. Tollefson would have been entitled to certain accelerated vesting of his outstanding stock awards in the event of a change in control on December 31, 2008. Dr. Tollefson’s resignation agreement is described above under “— Employment Agreements and Severance Benefits” and the value of that additional accelerated vesting that would have been triggered by the occurrence of a change in control on December 31, 2008 is disclosed in the above table.
(2)	Mr. McKinney resigned effective December 5, 2008.

Potential Payments Upon Change in Control

The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers in connection with a change in control of our company, if such change in control had occurred on December 31, 2008. Amounts below reflect potential payments pursuant to the amended employment agreements for such named executive officers.

Name of Executive Officer	Value of Accelerated Equity Awards(1) ($)
Eckard Weber, M.D.	—
Gary D. Tollefson, M.D., Ph.D.(2)	—
Eduardo Dunayevich, M.D.	695,875
Graham K. Cooper	635,310
Ronald P. Landbloom, M.D.	449,310
Anthony A. McKinney(3)	—
Heather D. Turner	515,920

(1)	In addition, the remaining unvested options held by each named executive officer would vest over the 12 months following the effective date of the change in control.
(2)

Dr. Tollefson resigned effective December 10, 2008. Pursuant to his resignation agreement, Mr. Tollefson would have been entitled to certain accelerated vesting of his outstanding stock awards in the event of a change in control on December 31, 2008. Dr. Tollefson’s resignation agreement is described above under “— Employment Agreements and Severance Benefits” and the value of that additional accelerated vesting that would have been triggered by the occurrence of a change in control on December 31, 2008 is disclosed in the above table.

(3)	Mr. McKinney resigned effective December 5, 2008.

Employee Benefit and Stock Plans

2007 Equity Incentive Award Plan

In February 2007, our board of directors approved the 2007 plan, which was approved by our stockholders in February 2007. The 2007 plan became effective on April 24, 2007, the day immediately prior to the date upon which we became subject to the reporting requirements of the Exchange Act.

The material terms of the 2007 plan are summarized below.

Administration. The compensation committee of our board of directors administers the 2007 plan (except with respect to any award granted to non-employee directors, which must be administered by our full board of directors).

Awards. The 2007 plan provides that our compensation committee (or the board of directors, in the case of awards to non-employee directors) may grant or issue stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, performance share awards, performance stock units, stock payments, deferred stock, performance bonus awards, performance-based awards, and other stock-based awards, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Change in Control. The 2007 plan contains a change in control provision, which provides that in the event of a change in control of our company where the acquiror does not assume awards granted under the 2007 plan, awards issued under the 2007 plan will be subject to accelerated vesting such that 100% of the awards will become vested and exercisable or payable, as applicable. Under the 2007 plan, a change in control is generally defined as:

•

a transaction or series of related transactions whereby any person or entity or related group of persons or entities (other than us, our subsidiaries, an employee benefit plan maintained by us or any of our subsidiaries or a person or entity that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, us) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition;

•

during any two-year period, individuals who, at the beginning of such period, constitute our board of directors together with any new director(s) whose election by our board of directors or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors;

•

our consummation (whether we are directly or indirectly involved through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) the sale or other disposition of all or substantially all of our assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction that results in our voting securities outstanding immediately before the transaction continuing to represent, directly or indirectly, at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, and after which no person or entity beneficially owns voting securities representing 50% or more of the combined voting power of the acquiring company that is not attributable to voting power held in the company prior to such transaction; or

•	our stockholders approve a liquidation or dissolution of our company.

Amendment and Termination of the 2007 Plan. Our compensation committee, with the approval of our board of directors, may terminate, amend or modify the 2007 plan. However, stockholder approval of any amendment to the 2007 plan will be obtained to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, or for any amendment to the 2007 plan that increases the number of shares available under the 2007 plan, permits our compensation committee (or our board of directors, in the case of awards to non-employee directors) to grant options with an exercise price that is below the fair market value on the date of grant, or permits our compensation committee (or our board of directors, in the case of awards to non-employee directors) to extend the exercise period for an option beyond ten years from the date of grant. If not terminated earlier by the compensation committee or the board of directors, the 2007 plan will terminate in 2017.

Non-Employee Director Awards. The 2007 plan permits our board to grant awards to our non-employee directors pursuant to a written non-discretionary formula established by the plan administrator. Pursuant to this authority, our board has adopted the Independent Director Compensation Policy. For a further description of non-employee director awards see “Director Compensation.”

2004 Stock Plan

Our 2004 stock plan, or 2004 plan, was initially adopted by our board of directors and approved by our stockholders in January 2004. The material terms of the 2004 plan are summarized below.

Administration. Our board of directors administers the 2004 plan, and it may in turn delegate authority to administer the plan to a committee. No additional awards will be granted under the 2004 plan.

Awards. The 2004 plan provides that our board of directors or a committee appointed by our board of directors to administer the 2004 plan may grant or issue stock options and restricted stock. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Change in Control. In the event of a change in control where the acquiror does not assume awards granted under the 2004 plan and does not substitute substantially similar awards for those outstanding under the 2004 plan, awards issued under the 2004 plan will terminate upon the consummation of the transaction. Under the 2004 plan, a change in control is generally defined as:

•

a merger, consolidation or other business combination transaction with or into another corporation, entity or person, or the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of our capital stock; or

•	a sale of all or substantially all of our assets.

Amendment and Termination of the 2004 Plan. Our board of directors may terminate, amend or modify the 2004 plan. However, stockholder approval of any amendment to the 2004 plan will be obtained to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule. If not terminated earlier by our board of directors the 2004 plan will terminate in January 2014.

Proprietary Information and Inventions Agreement

Each of our named executive officers has also entered into a standard form agreement with respect to proprietary information and inventions. Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment and, with some exceptions, to assign to us any inventions conceived or developed during the course of employment.

Policy Regarding Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to certain of the company’s executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met.

The non-performance based compensation paid in cash to our executive officers in 2008 did not exceed the $1 million limit per officer, and the compensation committee does not anticipate that the non-performance based compensation to be paid in cash to our executive officers for 2009 will exceed that limit. In addition, our 2007 equity incentive award plan has been structured so that any compensation paid in connection with the exercise of option grants under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation. Therefore, it will not be subject to the $1 million deduction limitation.

We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exemptions in Section 162(m). We have adopted a policy that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m). In approving the amount and form of compensation for our executive officers, the compensation committee will continue to consider all elements of the cost to our company of providing such compensation, including the potential impact of Section 162(m).

Compensation Committee Interlocks and Insider Participation

Brian H. Dovey, Joseph S. Lacob and Daniel K. Turner III served on our compensation committee during the 2008 fiscal year. Prior to establishing the compensation committee, our board of directors as a whole performed the functions delegated to the compensation committee. None of the members of our compensation committee has ever been one of our officers or employees. None of our executive officers currently serves, or has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Report of the Compensation Committee of the Board of Directors

The compensation committee of the company’s board of directors has submitted the following report for inclusion in this proxy statement:

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on such review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in the annual report on Form 10-K for the year ended December 31, 2008, filed by us with the Securities and Exchange Commission.

This report of the compensation committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the compensation committee.

Respectively submitted,

The Compensation Committee of the Board of Directors

Brian H. Dovey (Chairman)

Joseph S. Lacob

Daniel K. Turner III

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, since our inception, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders. Although we have had no formal written policy prior to our initial public offering, or IPO, in May 2007, we now have a written policy which requires that any transaction with a related party required to be reported under applicable Securities and Exchange Commission rules, other than compensation-related matters, be reviewed and approved by our Audit Committee. We have not and will not adopt written procedures for review of, or standards for approval of, these transactions, but instead we intend to review such transactions on a case by case basis. In addition, our compensation committee will approve all compensation-related policies.

Investors’ Rights Agreement

We have entered into an agreement, as amended, with certain of our stockholders who purchased shares of our preferred stock prior to our IPO that provides for certain rights relating to the registration of the shares of common stock issued to them upon the conversion of their preferred stock in connection with our IPO in May 2007. These rights will terminate upon the earlier of May 2013 or for any particular holder with registration rights, at such time when all securities held by that stockholder that are subject to such registration rights may be sold in a transaction or series of transactions within one trading day pursuant to Rule 144 under the Securities Act. All holders of our preferred stock immediately prior to our initial public offering are parties to this agreement.

Voting Agreement

Pursuant to a voting agreement originally entered into in July 2004 and most recently amended in November 2006 by and among us and certain of our stockholders, the following directors were each elected to serve as members on our board of directors and, as of the date of this prospectus, continue to so serve: Drs. Weber and Powell and Messrs. Dovey, Lacob, Bock and Turner. Pursuant to the voting agreement, Dr. Weber was initially selected to serve on our board of directors as representatives of our common stock, as designated by a majority of our common stockholders. Dr. Powell and Messrs. Dovey, Lacob, Bock and Turner were initially selected to serve on our board of directors as representatives of our preferred stock, as designated by Sofinnova Venture Partners VI, L.P., Domain Partners V, L.P., KPCB Holdings, Inc., as nominee, Scale Venture Partners II, LP and Montreux Equity Partners II SBIC, LP, respectively.

The voting agreement terminated upon the completion of our IPO, and members previously elected to our board of directors pursuant to this agreement will continue to serve as directors until they resign, are removed or their successors are duly elected by holders of our common stock.

Employment Agreements

We have entered into employment agreements with Michael A. Narachi, our President and Chief Executive Officer, Graham K. Cooper, our Chief Financial Officer, Eduardo Dunayevich, M.D., our Chief Medical Officer, Dennis D. Kim, M.D., our Senior Vice President of Corporate Development, Heather D. Turner, our Vice President, General Counsel and Secretary, Ronald P. Landbloom, M.D., our Vice President of Clinical Development, Walter Piskorski, our Vice President of Technical Operations, Carol Baum, our Vice President of Commercialization and Margaret Fletcher, M.D., our Vice President of Drug Safety. For further information, see above under the heading “— Employment Agreements and Severance Benefits.”

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We believe that indemnification under our amended and restated bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our amended and restated bylaws would permit indemnification. We have entered into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our charter documents. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. We also maintain directors’ and officers’ liability insurance.

Other Transactions and Arrangements

Christine Tollefson is the daughter of our former President and Chief Executive Officer, Gary D. Tollefson, M.D., Ph.D., and currently serves as our Marketing Manager at a salary of $124,800 per year, a position she has held since January 2007. In August 2008, we granted to Ms. Tollefson an option to purchase 2,800 shares of our common stock at an exercise price of $11.34 per share, vesting monthly over 48 months from August 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, directors, executive officers and beneficial owners of 10% or more of our common stock, or reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of our common stock. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2008, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements, except that Louis C. Bock filed one Form 4 in June 2008 reporting one transaction one day late.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2010 must be received by us no later than December 28, 2009, which is 120 days prior to the first anniversary of the mailing date of this proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. In addition, our amended and restated bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received at our principal executive offices not less than 90 calendar days before nor more than 120 calendar days before the one year anniversary of the date on which we first mailed our proxy statement to stockholders in connection with the previous year’s annual meeting of stockholders. Therefore, to be presented at our 2010 annual meeting of stockholders, such a proposal must be received by us no earlier than December 28, 2009 and no later than January 27, 2010. However, if the date of the annual meeting is more than 30 days earlier or more than 30 days later than such anniversary date, notice must be received not later than the close of business on the later of 120 calendar days in advance of such annual meeting or ten calendar days following the date on which public announcement of the date of the meeting is first made. If the stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by the board of directors for the 2009 annual meeting may exercise discretionary voting power regarding any such proposal. Stockholders are advised to review our amended and restated bylaws which also specify requirements as to the form and content of a stockholder’s notice.

ANNUAL REPORT

Our annual report for the fiscal year ended December 31, 2008 will be mailed to stockholders of record on or about April 29, 2009. Our annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

Any person who was a beneficial owner of our common stock on the record date may request a copy of our annual report, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Orexigen Therapeutics, Inc., 3344 N. Torrey Pines Court, Suite 200, La Jolla, California 92037.

OTHER MATTERS

We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the annual meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All stockholders are urged to complete, sign and return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors

Michael A. Narachi

President, Chief Executive Officer and Director

La Jolla, California

April 29, 2009

DETACH HERE

PROXY

OREXIGEN THERAPEUTICS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 27, 2009

The undersigned stockholder of Orexigen Therapeutics, Inc., a Delaware corporation (the “Company”), hereby appoints Graham K. Cooper and Heather D. Turner and each of them, as proxies for the undersigned with full power of substitution, to attend the annual meeting of the Company’s stockholders to be held on May 27, 2009 and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

Orexigen Therapeutics, Inc.

c/o American Stock Transfer & Trust Co.

59 Maiden Lane

New York, N.Y. 10038

DETACH HERE

The Board of Directors recommends a vote FOR Proposals 1 and 2.

1.	To elect two directors for a three-year term to expire at the 2012 Annual Meeting of Stockholders. The present Board of Directors of the Company has nominated and recommends for election as director the following persons:	2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(01)	Louis C. Bock
(02)	Joseph S. Lacob

☐	FOR ALL NOMINEES

☐	WITHHELD FROM ALL NOMINEES

☐

For all nominees except as noted above

☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the annual meeting or any adjournment or postponement thereof, are hereby expressly revoked.

PLEASE DATE THIS PROXY AND SIGN IT EXACTLY AS YOUR NAME OR NAMES APPEAR BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF SHARES ARE HELD BY A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF SHARES ARE HELD BY A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES.

Signature:	Date:	Signature:	Date: